Exhibit 2.1

ASSET AND EQUITY PURCHASE AGREEMENT

by and among

CYTORI THERAPEUTICS, INC.

CYTORI THERAPEUTICS, K.K. (with respect to SECTION 6.06 only)

and

LOREM VASCULAR PTE. LTD

Dated as of March 29, 2019

Exhibit 2.1
TABLE OF CONTENTS

-i-

Exhibit 2.1

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Exhibit 2.1

Exhibit 2.1

EXHIBITS

Exhibit A       Form of Seller License Agreement Exhibit B       Form of Buyer License Agreement Exhibit C       Supply Agreement Terms

Exhibit 2.1

INDEX OF DEFINED TERMS

Defined Term	Page	Defined Term	Page
Accountant	47	Equity Interests	1
Action	1	ERISA	30
Affiliate	1	Excluded Assets	14
Agreement	1	Excluded Liabilities	15
Allocations	47	FDA	23
Ancillary Agreements	1	FDCA	4
Assigned Contracts	13	Fundamental Representations	4
Assignment and Assumption Agreement	2	GAAP	4
Assignment of Lease	2	Governmental Authority	4
Assumed Liabilities	15	Governmental Order	4
Books and Records	2	Hazardous Material	4
Business	2	Indebtedness	4
Business Day	2	Indemnified Party	5
Business Employees	29	Indemnified Taxes	5
Business Intellectual Property	2	Indemnifying Party	5
Buyer	1	Intellectual Property	5
Buyer Income Tax Return	46	Intellectual Property Assignment	6
Buyer Indemnified Party	50	Intercompany Indebtedness	45
Buyer License Agreement	2	Inventories	6
Buyer Returns	46	IP Participant	26
Capital Stock	2	IRS	6
CERCLA	4	Japan Intellectual Property	14
Cleanup	4	Japan Inventory	14
Clinical Files	2	Knowledge of Seller	10
Closing	16	Law	6
Closing Date	16	Lease	6
Code	3	Leased Real Property	6
Confidentiality Agreement	39	Liabilities	6
Contract	3	Licensed Intellectual Property	7
Control	3	Loss	50
Conveyance Taxes	3	Material Adverse Effect	7
Copyrights	6	Neutral Accounting Firm	7
Current Good Manufacturing Practice	3	Notice	54
Cytori Japan	3	Objection Notice	47
Cytori UK	1	Occupational Safety and Health Law	7
Disclosure Schedule	3	Off-the-Shelf Software	24
Domain Names	6	Open Source Software	7
Encumbrance	3	Ordinary Course of Business	7
Enforceability Exceptions	19	Organizational Documents	8
Environment	3	Owned Real Property	8
Environmental Laws	3	Parties	1
Environmental Liabilities	4	Party	1

Exhibit 2.1

Patents	6	Seller Indemnified Party	50
Permit	8	Seller License Agreement	10
Permitted Encumbrances	8	Seller Returns	46
Person	8	Seller’s Knowledge	10
Plans	31	Software	10
Post-Closing Tax Period	9	Straddle Period	10
Pre-Closing Tax Period	9	Supply Agreement	10
Purchase Price	9	Tangible Personal Property	10
Purchased Assets	13	Tax	10
Purchased Permits	9	Tax Return	11
RCRA	3	Taxes	10
Real Property	9	Taxing Authority	11
Reference Date	9	Termination of the Affiliate Contracts	41
Registered Intellectual Property	9	Territory	11
Release	9	Third Party Claim	51
Required Consents	48	Trade Secrets	6
Resolution Period	47	Trademarks	6
Restricted Business	42	Transaction Expenses	11
Restricted Parties	42	Transferred Employees	44
Review Period	47	Transition Services Agreement	9, 11
SEC	9	Treasury Regulations	11
Securities Transfer Agreement	9	WARN Act	44
Seller	1

Exhibit 2.1

This ASSET AND EQUITY PURCHASE AGREEMENT (this “Agreement”), dated as of March 29, 2019, is by and among Cytori Therapeutics, Inc., a Delaware corporation (“Seller”), Lorem Vascular Pte. Ltd., a company incorporated in Singapore (“Buyer”), and with respect to Section 6.06 only, Cytori Therapeutics, K.K., a kabushiki kaisha organized under the laws of Japan.

Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns all of the issued and outstanding equity interests of

Cytori Ltd., a private limited company registered in the United Kingdom (“Cytori UK”);

WHEREAS, Seller and Cytori UK are engaged in the Business;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, the Purchased Assets, and in connection therewith, Buyer is willing to assume from Seller the Assumed Liabilities, all upon the terms and subject to the conditions set forth herein;

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, all of the issued and outstanding equity interests of Cytori UK (such equity interests, collectively, the “Equity Interests”) and

WHEREAS, concurrently with the Closing, the Parties (or Cytori UK, as applicable) shall enter into the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement, the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I DEFINITIONS

SECTION 1.01 Certain Defined Terms. For purposes of this Agreement:

“Action”   means   any   claim,   action,   grievance,   suit,   arbitration,   inquiry, proceeding, investigation, audit, hearing or litigation by or before any Governmental Authority or arbitrator.

“Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person, for so long as such Person controls, is controlled by or is under common control with such first Person.

Exhibit 2.1

“Ancillary Agreements” means the Buyer License Agreement, the Seller License Agreement, the Supply Agreement, the Transition Services Agreement, the Reverse Transition Services Agreement, the Assignment and Assumption Agreement, the Assignment of Lease, the Intellectual Property Assignment, and Securities Transfer Agreement.

“Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement to be executed by Seller and Buyer at the Closing, in form and substance reasonably acceptable to Buyer.

“Assignment of Lease” means the Assignment of Lease to be executed by Seller at the Closing with respect to the Leased Real Property (other than such Leased Real Property of Cytori UK, which will be indirectly transferred to Buyer through the sale of Cytori UK), in form and substance reasonably acceptable to Buyer.

“Books and Records”) means the books of account, general, financial records, invoices, shipping records, supplier, correspondence and other documents, records and files, sales and promotional literature, customer lists and other sales related materials, electronic mail, electronic records, all other books and records of Seller and any rights thereto, in each case, excluding the Clinical Files, any Contracts and any Plans.

“Business” means Seller’s cell therapy business of extracting a unique mixed population of stem, progenitor and regenerative cells from human and/or animal adipose tissue for the treatment of disease and for other purposes utilizing proprietary hardware and software- based devices and single-use reagents and consumable sets, including but not limited to Seller’s cell banking expertise and technology.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are closed in San Diego, California.

“Business Intellectual Property”   means all Intellectual Property owned by, or filed by or on behalf of, Seller or any of its Affiliates that is being or has been used in or created for use in the Business in the Territory.

“Buyer License Agreement” means the License Agreement to be executed by Cytori Japan and Buyer at the Closing whereby Buyer will license certain Intellectual Property to Cytori Japan, in form attached hereto as Exhibit A.

“Capital Stock” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.

“Clinical Files”  means (a) all clinical and regulatory files, filings, correspondences and reports (including submission information) with any Governmental Authority; (b) all preclinical research, testing, validations and data; and (c) all clinical trial or

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study documents, protocols, reports, trial date (including complete master files, clinical summary reports, data listings, data tables, and all raw data used to generate such tables and listings).

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Contract” means any agreement, contract, Lease, obligation, promise or undertaking (whether written or oral and whether express or implied).

“Control” (including  the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee, personal representative or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee, personal representative or executor, by Contract, credit arrangement or otherwise.

“Conveyance Taxes” means any and all sales, use, value added, goods and services, transfer, documentary, stamp, recording and similar taxes, fees and charges, together with any interest, penalties, or additions to tax with respect thereto.

“Current Good Manufacturing Practice” means current good manufacturing practice for the methods used in, and the facilities and controls used for, the manufacture of Seller’s products, all as set forth from time to time by the FDA pursuant to the FDCA (including regulations, rules, guidance, and policies), and similar regulations, rules, standards, and policies as prescribed by Governmental Authorities in other jurisdictions.

“Cytori Japan” means Cytori Therapeutics, K.K., a kabushiki kaisha organized under the laws of Japan.

“Disclosure Schedule” means the Disclosure Schedule attached hereto, dated as of the date hereof, delivered by Seller to Buyer in connection with this Agreement.

“Encumbrance” means any security interest, pledge, hypothecation, mortgage, lien, encumbrance, charge, claim, community or other marital property interest, condition, equitable interest, option, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, right to receipt of income or right to exercise of any other attribute of ownership.

“Environment” means soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

“Environmental Laws”   shall mean any Law relating to pollution, protection or cleanup of the Environment, including, CERCLA, the Resources Conservation and Recovery Act of 1976, as amended (“RCRA”), and any other federal, state, and local legal requirements relating to:   (a) a Release or the Cleanup of a Hazardous Material; (b) the manufacture, generation, formulation, processing, labeling, distribution, introduction into commerce, use,

Exhibit 2.1

treatment, handling, storage, or transportation of a Hazardous Material; and (c) exposure of Persons, including employees, to a Hazardous Material, including, without limitation, those relating to the management, use, storage, disposal, cleanup or removal of asbestos, asbestos- containing materials, polychlorinated biphenyls or any other Hazardous Material.

“Environmental Liabilities” means any Liabilities or losses arising from or under any Environmental Law, including, without limitation, those consisting of or relating to: (a) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, Loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law; (b) financial responsibility under any Environmental Law for cleanup costs or corrective action, including any cleanup, removal, abatement, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Authority or any other Person); or (c) any other compliance, corrective or remedial measure required under any Environmental Law. The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

“FDCA” means the Federal Food, Drug, and Cosmetic Act and FDA regulations promulgated pursuant thereto.

“Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization, Authority and Qualification of Seller), Section 3.03 (Ownership of the Equity Interests), Section 3.14 (Purchased Assets), Section 3.19 (Environmental Matters), Section 3.20   (Taxes),   Section 3.25   (Brokers),   Section 3.26   (Capitalization),   Section 4.01 (Organization and Authority  of Buyer), Section 4.05 (Brokers), and Section 4.06 (Financial Capacity; Solvency).

“GAAP” means United States generally  accepted accounting  principles as in effect from time to time and applied consistently throughout the periods involved.

“Governmental Authority” means any foreign, domestic, federal, territorial, national, supranational, state, provincial, local or other government, governmental, regulatory, self-regulatory or administrative authority, notified body, agency or commission or any court, tribunal, board, bureau or judicial or arbitral body.

“Governmental Order” means any order, writ, judgment, injunction, decree, assessment, stipulation, determination or award entered by or with any Governmental Authority or arbitrator.

“Hazardous Material” shall mean any toxic substance or hazardous waste, pollutant, or substance, contaminant, or any toxic or hazardous constituent of any such substance or waste, including any substance regulated under or defined by Environmental Laws.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by, or which customarily would be evidenced by, bonds, debentures, notes or similar instruments, (c) all reimbursement obligations of such Person with respect to letters of credit and similar

Exhibit 2.1

instruments, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person incurred, issued or assumed as the deferred purchase price of property  other than accounts payable incurred and paid on terms customary in the business of such Person (it being understood that the “deferred purchase price” in connection with any purchase of property or assets shall include only that portion of the purchase price which is deferred beyond the date on which the purchase is actually consummated), (f) all obligations secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all obligations of such Person under forward sales, futures, options and other similar hedging arrangements (including interest rate hedging or protection agreements), (h) all obligations of such Person to purchase or otherwise pay for merchandise, materials, supplies, services or other property under an arrangement which provides that payment for such merchandise, materials, supplies, services or other property shall be made regardless of whether delivery of such merchandise, materials, supplies, services or other property is ever made or tendered, (i) all capitalized lease obligations of such Person, (j) accrued but unpaid Taxes, and (k) all guaranties by such Person of any obligation mentioned in the foregoing clauses (a) through (j).

“Indemnified Party” means a Buyer Indemnified Party or a Seller Indemnified

Party, as the case may be.

“Indemnified Taxes” means (a) all Taxes (or the non-payment thereof) imposed on or with respect to the Seller, (b) all Taxes (or the non-payment thereof) imposed on or with respect to Cytori UK with respect to any Pre-Closing Tax Period (as determined, with respect to any Straddle Period, in accordance with the provisions of Section 7.02); (c) all Taxes of any affiliated, consolidated, combined or unitary group of which the Seller or Cytori UK is or was a member on or prior to the Closing Date, including pursuant to Treasury  Regulations Section 1.1502-6 or any analogous or similar state, local, or non-U.S. Law; (d) all Taxes imposed upon the Seller or Cytori UK as a transferee or successor, or by contract, Law or otherwise which Taxes relate to an event or transaction occurring before the Closing; (e) the cost of preparing, filing, amending and defending any Tax Return for a Pre-Closing Tax Period or Straddle Period; (f) all Taxes attributable to any inclusion under Section 951 or Section 951A of the Code by Buyer or its Affiliates at the end of the taxable year of Cytori UK that includes, but does not end on the Closing Date, arising out of income accrued or transactions undertaken by Cytori UK on or prior to the Closing Date, (g) any Tax imposed on the Seller or Cytori UK as a result of an election made by such Seller or Cytori UK on or before the Closing Date under Section 108(i) of the Code; and (h) any Taxes for a Post-Closing Tax Period with respect to any adjustment to income under Code Section 481 of the Code (or any similar provision of Law) or otherwise as a result of any change in method of accounting of Cytori UK to the accrual method of accounting from the cash receipts and disbursements method of accounting.

“Indemnifying Party” means Seller pursuant to Section 9.02 and Buyer pursuant to Section 9.03, as the case may be.

“Intellectual Property” means all worldwide intellectual property and all right, title and interest therein, including, without limitation, (a) all patents and patent applications,

Exhibit 2.1

utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and reexaminations), invention disclosures, utility models, invention disclosures, inventions and discoveries, whether or not patented or patentable and whether or not reduced to practice, improvements thereto, and other rights of invention (the items in clause (a), collectively, “Patents”); (b) registered and unregistered trademarks, service marks, trade names, trade dress, brand marks, brand names, logos, product names and slogans, including any common law rights, registrations and applications for the foregoing (the items in clause (b), collectively, “Trademarks”); (c) all registered and unregistered copyrights, in both published and unpublished works including copyrights in computer software, copyrightable works, website content, other rights of authorship and exploitation, and any applications, registrations and renewals in connection therewith (the items in clause (c), collectively, “Copyrights”); (d) all rights in mask works; (e) all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, confidential or proprietary process technology, plans, drawings and blue prints (the items in clause (e), collectively, “Trade Secrets”); (f) all Software; (g) all rights in internet web sites and internet domain names (such web sites and internet domain names collectively referred to as “Domain Names”) ; and (h) rights to exclude others from appropriating any of such Intellectual Property, including the right to  sue for an  remedies against past,  present and future infringements of any or all  of the foregoing and rights of priority and protection of interests therein, and any other proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“Intellectual Property Assignment” means the assignment(s) transferring all of Seller’s right, title and interest in and to the Business Intellectual Property of Seller, in form and substance reasonably acceptable to Buyer.

“Inventories” means any and all product inventories of the Business, wherever located, including all finished goods, work-in-process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller or its Affiliates in the production of finished goods for the Business.

“IRS” means the Internal Revenue Service of the United States.

“Law” means any  applicable foreign, international, federal, national, supranational, state, provincial, local, municipal or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law), in each of the foregoing cases, as amended or may be amended.

“Lease” means any lease of Real Property or other lease or rental agreement, or license, right to use or installment and conditional sale agreement to which Seller is a party and any other Contract pertaining to the leasing or use of any Tangible Personal Property.

“Leased Real Property” means (i) the Real Property leased by Seller or Cytori UK, as tenant, described on Section 3.13(a) of the Disclosure Schedule, and (ii) all easements, licenses, rights and appurtenances relating to the foregoing.

Exhibit 2.1

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, known or unknown, disputed or undisputed, matured or unmatured or determined or determinable, including those arising under any Law, Action or Governmental Order and those arising under any Contract, agreement, arrangement, commitment or undertaking.

“Licensed  Intellectual Property” means all Intellectual Property licensed by a Person to Seller or any its Affiliates that is being or has been used by Seller or any of its Affiliates in the Business in the Territory.

“Material Adverse Effect” means (a) with respect to Seller, any circumstance, change in or effect on the Business in the Territory that is materially adverse to the results of operations, assets, Liabilities or the financial condition of the Business in the Territory; provided, however, that “Material Adverse Effect” shall not include the following, and none of the following, either alone or in combination, shall be considered in determining whether there has been a “Material Adverse Effect”: (i) events, circumstances, changes or effects that generally affect the industries in which the Business operates in the Territory (including  legal and regulatory changes) to the extent such conditions do not disproportionately impact the Business in the Territory compared to other businesses that operate in the same industry or industries as the Business in the Territory and as compared to the industry as a whole; (ii) general economic or political conditions or events, circumstances, changes or effects affecting  the securities markets or credit markets generally; (iii) changes arising from the consummation of the transactions contemplated by, or the announcement of the execution of, this Agreement; (iv) any circumstance, change or effect that results from any action taken pursuant to or in accordance with this Agreement or at request of Buyer; (v) changes caused by a material worsening of current conditions caused by acts of terrorism or war (whether or not declared) occurring after the date hereof or any natural or man-made disaster or acts of God; and (vi) any matter of which Buyer is aware on the date hereof solely to the extent set forth on the Disclosure Schedule and (b) with respect to Buyer, any circumstance, change or effect that is materially adverse to the ability of Buyer to consummate timely the transactions contemplated by this Agreement.

“Neutral Accounting Firm” means an independent accounting firm of nationally recognized standing that is not at the time it is to be engaged hereunder rendering services to any Party, or any Affiliate of either, and has not done so within the two year period prior thereto.

“Occupational Safety and Health Law” means any Law designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Open Source Software” means any Software that is subject to, distributed, transmitted, licensed or otherwise made available under any so-called “public license,” “open source license,” “free license,” “industry standard license,” “intellectual property pool license” or similar license that requires, as a condition of use, modification and/or distribution of such Software that other Software incorporated into, derived from or distributed with such Software be (a) disclosed or distributed in source code form, (b) licensed for the purpose of making

Exhibit 2.1

derivative works, or (c) be redistributable at no charge, including any version of any of the following licenses: GNU General Public License, GNU Library or “Lesser” Public License, or any substantially similar license.

“Ordinary Course of Business”   means, with respect to an action taken by a Person, that such action (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person. No violation of law or contractual obligations shall be deemed in the Ordinary Course of Business.

“Organizational Documents” of a Person means its articles of incorporation,

articles of organization, bylaws and/or other organizational documents, as applicable.

“Owned Real Property” means the Real Property in which Seller or its Affiliates (to the extent related to the Business in the Territory) has fee title (or equivalent) interest, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property of Seller (to the extent related to the Business in the Territory) attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.

“Permit” means all approvals, authorizations, clearances, notifications, consents, licenses, registrations, permits, permit applications, and other rights issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law.

“Permitted Encumbrances” means (a) statutory liens for current Taxes not yet due and payable or the validity or amount of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Seller, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings, or workers’ or unemployment compensation liens arising  in the Ordinary Course of Business, (c) zoning, entitlement, conservation restriction and other land use and environmental regulations by Governmental Authorities which do not materially interfere with the present use of the Purchased Assets, (d) all covenants, conditions, restrictions, easements, charges, rights-of-way, other Encumbrances and similar matters of record set forth in any state, provincial, local or municipal franchise of Seller, which do not materially interfere with the present use of the Purchased Assets, and (e) matters which would be disclosed by an accurate survey or inspection of the Real Property which do not materially impair the occupancy or current use of such Real Property which they encumber.

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“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date, and, with respect to any Straddle Period, the portion of such Straddle Period beginning after the Closing Date.

“Pre-Closing Tax  Period” means any taxable period ending on or before the Closing Date, and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Purchased Permits” means all Permits used in, or necessary to, the operation of the Business in the Territory, including, to test, manufacture, market, supply or distribute the products of the Business in the Territory, including, but not limited to, all Premarket Approval Applications, 510(k) notifications, Investigational Device Exemptions, quality and other certificates issued by notified bodies and all other marketing authorizations issued by Governmental Authorities which are used by Seller or its Affiliates to test, sell, manufacture and distribute the products of the Business in the Territory.

“Purchase Price” means $3,000,000.

“Real Property” means all land, buildings, improvements and fixtures erected thereon and all appurtenances related thereto.

“Reference Date” means December 31, 2018.

“Registered Intellectual Property”   means all Intellectual Property consisting of federal, state, international, and other: (a) Patents; (b) Trademarks; (c) Copyrights; (d) mask work registrations and applications to register mask works; (e) Domain Names; and (f) other Intellectual Property assets that are the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority owned, or filed by or on behalf of, or purported to be owned by Seller or its Affiliates and used in the conduct of the Business in the Territory.

“Release” shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment of any kind whatsoever, including the abandonment or discarding of barrels, containers, tanks or other receptacles containing or previously containing Hazardous Material.

“Reverse Transition Services Agreement” means the Reverse Transition Services Agreement to be executed by  Seller and Buyer at the Closing, in a form and substance reasonably acceptable to Buyer.

“SEC” means the United States Securities and Exchange Commission.

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“Securities Transfer Agreement” means the instrument of transfer transferring all of Seller’s right, title and interest in and to Equity Interests to Buyer, in form and substance reasonably acceptable to Buyer.

“Seller’s Knowledge” “Knowledge of Seller” or similar terms used in this Agreement means the actual or constructive knowledge of each of Marc Hedrick, Tiago Girao, John Fraser, and Cheri Rice, after due inquiry.

“Seller License Agreement” means the License Agreement to be executed by Cytori Japan and Buyer at the Closing whereby Cytori Japan will license certain Intellectual Property to Buyer, in form attached hereto as Exhibit B.

“Software” means any and all computer programs, whether in source code or object code; databases and compilations, whether machine readable or otherwise; descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and all documentation including  user manuals and other training  documentation related to any of the foregoing. For clarity, Software does not include emails.

“Straddle Period” means any taxable period beginning on or before the Closing

Date and ending after the Closing Date.

“Supply Agreement” means the Supply Agreement to be executed by Seller and Buyer at the Closing, in form and substance reasonably acceptable to Buyer and consistent with the terms summarized in Exhibit C.

“Tangible   Personal   Property”     means   all   furniture,   fixtures,   machinery, equipment, tools, computer hardware, supplies, materials, lab equipment, manufacturing, testing, storage and shipping related equipment, and other items of tangible personal property of every kind (in each case other than Inventory, Books and Records, Software and Clinical Files) owned or leased by Seller or any of its Affiliates and used in, or necessary to, the Business in the Territory (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers, sellers or lessors of any item or component part of Tangible Personal Property (as otherwise defined) and all maintenance records and other documents relating thereto.

“Tax” or “Taxes” means any  and all income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, escheat, abandoned or unclaimed property, environmental, stamp, occupation, premium, property (real or personal), Real Property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, imposed, assessed or collected by or under the authority of any Taxing Authority or payable pursuant to any Tax-sharing agreement or other agreement relating to the payment of any such tax, fee, assessment or charge, whether imposed directly, under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a result of being a transferee, successor or member of an affiliated, consolidated, unitary or combined group, by Contract (other than commercial

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Contracts entered into in the Ordinary Course of Business that do not primarily relate to Taxes), pursuant to Law or otherwise.

“Tax Return” means any return, report, form, statement or claim for refund (including elections, declarations, schedules, information returns or attachments thereto) filed or required to be filed with a Taxing Authority with respect to Taxes, including any amendment thereof.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax or is charged with the collection of such Tax.

“Territory” means the entire world, other than Japan.

“Transaction Expenses” means the aggregate (i) amount of fees and expenses incurred by Seller, Cytori UK and their Affiliates incident to the negotiation, preparation and execution of this Agreement, the Ancillary  Agreements and the consummation of the transactions contemplated hereby and thereby (other than Conveyance Taxes, which are separately allocated in accordance with Section 7.01), and (ii) amount payable under any employment agreement, severance plan or any other arrangement, in effect at any time prior to the Closing, under which certain rights are triggered solely by a change in control or as a result of the transactions contemplated herein.

“Transition Services Agreement” means the Transition Services Agreement to be executed by Seller and Buyer at the Closing, in form and substance reasonably acceptable to Buyer.

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code or other federal Tax statutes.

SECTION 1.02 Interpretation and Rules of Construction. In this Agreement:

(a)       except to the extent otherwise  provided or  that the context otherwise requires, wherever used, the singular includes the plural, the plural includes the singular, the use of any gender shall be applicable to all genders;

(b)       the word “or” is used in the inclusive sense (and/or);

(c)       the table of contents and captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement;

(d)       the term “including” or its variations as used herein does not limit the generality of any description preceding such term and shall be construed as “including, without limitation”;

Exhibit 2.1

(e)       the language  of this Agreement shall be  deemed to be  the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party;

(f)       unless otherwise specified or where the context otherwise requires,

(i)        references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement, and references to this “Agreement” are references to this Agreement and all exhibits and schedules hereto;

(ii)       references  in  any Section to  any clause are references  to  such clause of such Section;

(iii)      “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement;

assigns;

(iv)     references to a Person are also to its permitted successors  and

(v)       references to a Law include any amendment or modification to such Law and any rules, regulations or legally binding guidelines issued thereunder, in each case, as in effect at the relevant time of reference thereto;

(vi)      references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto;

(vii)     “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”;

Dollars; and

(viii)    references to monetary amounts are denominated in United States

(ix)     references to days (excluding Business Days) or months shall be deemed references to calendar days or months.

ARTICLE II PURCHASE AND SALE

SECTION 2.01 Purchase and Sale of the Equity Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, the Equity Interests, free and clear of any Encumbrances other than restrictions imposed under applicable securities Laws, as partial consideration for the Purchase Price.

Exhibit 2.1

SECTION 2.02 Purchase and Sale of Purchased Assets.

(a)       Upon the terms and subject to the conditions of this Agreement (including Section 2.02(b)), at the Closing, Seller shall sell, assign, transfer, convey and deliver, or cause to be sold, assigned, transferred, conveyed and delivered, to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, all of Seller’s right, title and interest in the assets, properties and rights listed below (collectively, the “Purchased Assets”) :

(i)       all rights in respect of the Leased Real Property and Leases, in each case listed on Section 2.02(a)(i) of the Disclosure Schedule;

(ii)       all Tangible Personal Property other than Tangible Personal

Property set forth in Section 2.02(b)(vi) below;

(iii)      all Inventories of Seller and its Affiliates (other than the Japan Inventory), including, but not limited to, the Inventories set forth on Section 2.02(a)(iii) of the Disclosure Schedule;

(iv)      all Books and Records relating to the Business in the Territory, including personnel Books and Records relating to any Transferred Employees, but excluding the Books and Records set forth on Section 2.02(b)(v) below and provided that Seller may keep a copy of such Books and Records to the extent they do not solely relate to the Business in the Territory;

(v)       the goodwill of Seller in the Business in the Territory;

(vi)     the rights of Seller under the following Contracts (the “Assigned

C ontracts”) ; (a) the Contracts listed on Section 2.02(a)(vi)(a) of the Disclosure Schedule that Buyer, in its sole discretion, elects to assume at Closing by giving written notice to Seller of such assumption, and (b) all Contracts listed on Section 2.02(a)(vi)(b) of the Disclosure Schedule;

(vii)     all Purchased Permits, to the extent transferable;

(viii)    all Business Intellectual Property, including the assets set forth on

Section 2.02(a)(viii) of the Disclosure Schedule, other than the Japanese Intellectual Property;

(ix)      all unfilled purchased orders to Seller for products sold and services rendered by the Business in the Territory set forth on Section 2.02(a)(ix) of the Disclosure Schedule;

(x)       all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets or the Assumed Liabilities and not arising from an Excluded Liability;

(xi)     all of Seller’s claims, causes of Action, choses in Action, rights of recovery and rights of offset of any kind, against third parties relating to the Purchased Assets and not arising from an Excluded Liability, whether choate or inchoate, known or unknown, or contingent or noncontingent and whether or not liquidated;

Exhibit 2.1

(xii)     all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets or Assumed Liability and not arising from an Excluded Liability with respect to matters occurring prior to the Closing;

(xiii)   all Clinical Files relating to the Business in the Territory;

(xiv)   all Software relating to the Business in the Territory, other than the

Software set forth in Section 2.02(b)(x) below; and

(xv)     any other assets, properties and rights of Seller that are not specifically allocated in this Agreement and that are used in the Business in the Territory.

For clarity, the Purchased Assets shall not include any right, title and interest in the assets, properties  and  rights  of Cytori  UK,  which  shall  instead  be acquired  indirectly through  the purchase of the Equity Interests pursuant to Section 2.01.

(b)       Notwithstanding anything in Section 2.02(a) to the contrary, Seller shall not sell, convey, assign, transfer or deliver, nor cause to be sold, conveyed, assigned, transferred or delivered, to Buyer, and Buyer shall not purchase, and the Purchased Assets shall not include, Seller’s right, title and interest in or to any of the following assets (the “Excluded Assets”), which Excluded Assets, for purposes of clarity, shall not include any asset owned by Cytori UK:

(i)        all   cash   and   cash   equivalents,   securities,   and   negotiable instruments of Seller or on hand, in lock boxes, in financial institutions or elsewhere, including all cash residing in any collateral cash account securing any obligation or contingent obligation of Seller;

(ii)       (a) all billed and unbilled accounts receivable and other rights to payment from customers of the Seller or its Affiliates and the full benefit of all security for such accounts or rights to payment, including all accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of the Seller or its Affiliates and (b) any claim, remedy or other right related to any of the foregoing;

(iii)      all   Inventories   of   Seller   and   its   Affiliates   set   forth   on

Section 2.02(b)(iii) of the Disclosure Schedule (the “Japan Inventory”);

(iv)      all deposits (including, without limitation, lease, vendor and customer deposits), prepayments (except to the extent relating to an assumed obligation of Buyer to perform), and refunds set forth on Section 2.02(b)(iv) of the Disclosure Schedule;

(v)       the company  seal, minute books, charter documents, stock or equity record books and such other Books and Records as pertain to the organization, existence or capitalization of Seller, as well as any other records or materials relating to Seller generally and not involving or related to the Purchased Assets or the operations of the Business in the Territory;

(vi)     all Tangible Personal Property set forth on Section 2.02(b)(vi);

Exhibit 2.1

Business;

(vii)     the goodwill of Seller in the Business in Japan and outside of the

(viii)    the Patents, Trademarks, and Domain Names relating to the Business in Japan that are listed on Section 2.02(b)(viii) of the Disclosure Schedule and Software in the computers or servers or other electronic storage medium contained in Tangible Personal Property located in Japan (the “Japanese Intellectual Property”);

(ix)     the Intellectual Property that is not related to the Business;

Schedule;

(x)       the Software set forth on Section 2.02(b)(x) of the Disclosure

Japan;

(xi)     all Clinical Files relating to studies or trials performed primarily in

(xii)   all rights of Seller under this Agreement and the Ancillary Agreements, and all correspondence, emails, and Books and Records relating thereto to the extent not used in the Business in the Territory;

Contracts;

(xiii)   all Contracts and agreements of Seller other than the Assigned

(xiv)   all Plans and trusts or other assets attributable thereto;

(xv)     all Tax Returns and related work papers and documents of Seller and all Tax assets of the Seller, including Tax refunds and prepayments;

(xvi)   all current and prior insurance policies of Seller; (xvii)   all intercompany, related party receivables;

(xviii) the property and assets owned directly by Cytori Japan and not used in the Business in the Territory, other than Inventory that is not Japan Inventory; and

(xix)   all assets that are unrelated to the Business. SECTION 2.03 Assumption and Exclusion of Liabilities.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, Buyer shall, by executing and delivering, at the Closing, the Assignment and Assumption Agreement, assume, and agree to pay, perform and discharge  when due, notwithstanding anything to the contrary herein or in any Assigned Contract, only (i) the executory obligations under the Assigned Contracts arising with respect to matters occurring after the Closing Date and required to be performed after the Closing Date and (ii) the accounts payable described in Section 2.03(a) of the Disclosure Schedule (collectively, the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall not include (i) any Liability  arising under the Assigned Contracts as a result of any pre-Closing conduct or condition, or (ii) any Liability of

Exhibit 2.1

Seller with respect to any Tax for any Pre-Closing Period. Buyer shall not assume or have any responsibility for any Liability of Seller or its Affiliates other than the Assumed Liabilities.

(b)       Seller shall retain and be solely (as with respect to the Buyer) responsible for paying, performing and discharging, and Buyer shall not assume or have any responsibility for, all Liabilities of  Seller  and its Affiliates, including those listed below, other than the Assumed Liabilities and Liabilities of Cytori UK (the “Excluded Liabilities”):

(i)        all Liabilities for any accounts payable of Seller, including accounts payable in respect of the Business as of the Closing Date;

(ii)       all Indemnified Taxes;

(iii)      all Liabilities relating to or arising out of the Excluded Assets;

(iv)      all Liabilities relating to or arising out of product liability, indemnity, warranty, infringement, misappropriation or similar claims by any Person in connection with any tangible or intangible products or services used, sold or licensed by Seller that arise out of or relate to Seller’s ownership and operation of the Purchased Assets prior to the Closing;

Seller;

(v)       all Liabilities arising out of or relating to Indebtedness incurred by

(vi)      any Liabilities with respect to the employment, or termination of employment, of the employees of Seller (which shall include, but not be limited to, benefit and Plan-related Liabilities, severance, accrued but unused vacation, payroll Taxes and related expenses);

(vii)     all Transaction Expenses;

(viii)    all Liabilities of Cytori Japan; and

(ix)     Seller’s obligations under this Agreement.

SECTION 2.04 Closing.   Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the exchange of documents and signatures by facsimile or electronic mail on the Business Day immediately following the satisfaction or waiver of the conditions to Closing contained in ARTICLE VIII. The date of the Closing is referred to herein as the “Closing Date”. Legal title, equitable title, and risk of loss with respect to the Purchased Assets will pass to Buyer at the Closing, which will be deemed for tax, accounting and other computational purposes as of

11:59 p.m. on the Closing Date.

SECTION 2.05 Closing Deliveries by Seller. At the Closing, Seller or its Affiliates shall deliver or cause to be delivered to Buyer:

Exhibit 2.1

(a)       certificates representing such Seller’s interests in the Equity Interests, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

(b)       a good standing certificate (or its equivalent) as of a recent date issued by the applicable Governmental Authority of Seller’s and Cytori UK’s jurisdictions of organization;

(c)       a resignation letter from each officer, director or manager (as applicable)

of Cytori UK as requested by Buyer, in form and substance reasonably satisfactory to Buyer;

(d)       the Ancillary Agreements, in each case, duly executed by Seller and/or

Cytori UK, as applicable;

(e)       such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance to be reasonably agreed upon by Buyer and Seller and duly executed by Seller or Cytori UK, as applicable;

(f)       evidence, in a form reasonably acceptable to Buyer, of (i) the release of all Encumbrances on the Purchased Assets, and (ii) the payoff of all Transaction Expenses of the Seller, the Business and Cytori UK;

(g)       evidence reasonably satisfactory to Buyer  of  the  receipt of all filings required to be made and consents required from third parties (including Governmental Authorities), in each case, listed on Section 2.05(g) of the Disclosure Schedule;

(h)       a true and complete copy, certified by the Secretary  or an Assistant Secretary of Seller, of the resolutions duly and validly adopted by the Board of Directors of Seller, evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby;

(i)       a certificate of the President or Chief Financial Officer of Seller, dated as of the Closing Date, certifying that the conditions set forth in Sections 8.01(a) and 8.01(b) have been satisfied and certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder;

(j)       a certificate of the Secretary  or an Assistant Secretary  (or equivalent officer) of Cytori UK any, in form and substance reasonably satisfactory to Buyer, certifying the Organizational Documents of Cytori UK as then in effect;

(k)       a certificate as to the non-foreign status of Seller pursuant to Treasury

Regulations Section 1.1445-2(b)(2), in a form reasonably acceptable to Buyer; and

(l)       any other documents as Buyer may reasonably request for the purpose of otherwise facilitating the consummation or performance of any the transactions contemplated by this Agreement.

Exhibit 2.1

SECTION 2.06 Closing Deliveries by Buyer.   At the Closing, Buyer shall deliver or cause to be delivered to Seller:

(a)       an amount equal to the Purchase Price, by wire transfer in immediately available funds to the bank accounts specified in writing by Seller to Buyer no less than three (3) Business Days prior to the Closing;

(b)       executed counterparts of each Ancillary Agreement;

(c)       a true and complete copy, certified by the Secretary  or an Assistant Secretary of Buyer, of the resolutions duly and validly adopted by the board of directors of Buyer evidencing its authorization of the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby; and

(d)       a certificate of the President or an Chief Financial Officer of Buyer, dated as of the Closing Date, certifying that the conditions set forth in Sections 8.02(a) and 8.02(b) have been satisfied and certifying the names and signatures of the officers of Buyer authorized to sign this Agreement and the Ancillary Agreements and the other documents to be delivered hereunder and thereunder.

SECTION 2.07 Tax Withholding. Each of Seller and Buyer shall be entitled to deduct and withhold from an amount otherwise payable to the other party in connection  with this Agreement such Taxes as the payer is required to deduct and withhold under the Code or any other Law with respect to the making of such payment.   To the extent that amounts are so withheld by Buyer or Seller, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of  which such deduction and withholding was made, and Buyer or Seller, as applicable, shall disburse such withheld amounts to the applicable Taxing Authority. The Parties shall cooperate to minimize or avoid any such deduction or withholding of such Taxes that might be imposed to the extent permitted by Law.

ARTICLE III REPRESENTATIONS AND WARRANTIES

OF SELLER

Seller represents and warrants, in each case as of the date hereof and as of the Closing or, if a representation or warranty is made as of a specified date, as of such date, to Buyer as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the Disclosure Schedule.   Disclosures in any section or paragraph of the Disclosure Schedule are made generally and shall not only address the corresponding section or paragraph of this Agreement, but also other sections or paragraphs of this Agreement to the extent that it is readily  apparent from the face of such disclosure that such disclosure is applicable to such other sections or paragraphs.

SECTION 3.01 Organization, Authority and Qualification of Seller. Each of Seller and Cytori UK is an entity duly  incorporated, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate

Exhibit 2.1

power and authority to enter into this Agreement and the Ancillary Agreements, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations in the Business. Each of Seller and Cytori UK is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of Seller to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, or (b) otherwise have a Material Adverse Effect. Except as set forth in Section 3.01 of the Disclosure Schedule, no part of the Business is currently operated through any entity other than Seller or Cytori UK. The execution and delivery of this Agreement and the Ancillary Agreements by Seller (or, as applicable, Cytori UK), the performance by Seller (or, as applicable, Cytori UK) of its obligations hereunder and thereunder and the consummation by Seller (or, as applicable, Cytori UK) of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Seller and Cytori UK. This Agreement has been duly executed and delivered by Seller and upon their execution the Ancillary Agreements shall have been, duly executed and delivered by Seller and Cytori UK, and (assuming due authorization, execution and delivery by Buyer, where applicable) this Agreement constitutes, and upon their execution the Ancillary Agreements shall constitute, legal, valid and binding obligations of Seller and Cytori UK, enforceable against Seller (or, as applicable, Cytori UK) in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors’ rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity (the “Enforceability Exceptions”).

SECTION 3.02 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained, all filings and notifications listed in Section 3.02 of the Disclosure Schedule have been made, and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Buyer, the execution, delivery and performance of this Agreement and the Ancillary Agreements by Seller (or, as applicable, Cytori UK) do not and will not, directly or indirectly (with or without notice or lapse of time) (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar Organizational Documents) of Seller or Cytori UK or any resolutions adopted by the Board of Directors or the stockholders of Seller or the governing body of Cytori UK, (b) conflict with or violate any Law or Governmental Order applicable to Seller or Cytori UK or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or Governmental Order applicable to Seller or Cytori UK, (c) except as set forth in Section 3.02(c) of the Disclosure Schedule, conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, any note, bond, mortgage or indenture, Contract, lease, sublease, license, Permit, franchise or other instrument or arrangement to which Seller or Cytori UK is a party, or (d) result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets or the Equity Interests,

Exhibit 2.1

except, in the case of clauses (b) and (c), as would not materially and adversely affect the ability of Seller (or, as applicable, Cytori UK) to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 3.03 Ownership of the Equity Interests.   Seller is, and Buyer will at the Closing be, the owner of the Equity Interests, free and clear of Encumbrances or any other restrictions on transfer other than any restrictions on transfers imposed under federal, state and provincial securities laws or as otherwise set forth on Section 3.03 of the Disclosure Schedule. At the Closing, Buyer will acquire good and valid title to the Equity Interests, free and clear of all Encumbrances (other than any restrictions on transfers imposed under federal, state and provincial securities laws).

SECTION 3.04 Governmental Consents and Approvals.   The execution, delivery and performance of this Agreement and each Ancillary Agreement by Seller (or, as applicable, Cytori UK) do not and will not require any consent, approval, authorization, or other order of, action by, filing with, or notification to, any Governmental Authority and no registrations or declarations are required to be filed in connection therewith, except (a) as described in Section 3.04 of the Disclosure Schedule, (b) where failure to obtain such consent, approval, authorization or action, or to make such filing, notification, declaration or registration, would not prevent or materially delay the consummation by Seller of the transactions contemplated by this Agreement and the Ancillary Agreements or (c) as may be necessary as a result of any facts or circumstances relating solely to Buyer or any of its Affiliates.

SECTION 3.05 Financial   Information.     The information relating to the Business presented in the audited annual financial statements filed by Seller with the SEC on Form 10-K for the 2018 fiscal year (i) was derived from the Books and Records of Seller and prepared in accordance with GAAP on a consistent basis throughout the periods covered thereby  and (ii) presented fairly, in all material respects, the revenues of the Business at the respective dates thereof.

SECTION 3.06 Books and Records; Controls.   The Books and Records relating to the Business in the Territory, all of which have been made available to Buyer as of the date hereof, are complete and correct in all material respects and represent actual, bona fide transactions and have been maintained in accordance with sound business practices. Seller maintains a system of internal accounting controls sufficient to provide reasonable assurances that (a) transactions are executed in accordance with management’s general or specific authorization, (b) transactions are recorded as necessary to (i) permit preparation of financial statements in conformity with GAAP, and (ii) maintain accountability for assets, (c) access to assets is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.   Seller’s internal accounting controls, as in effect during all periods commencing after the Reference Date, did not contain any material weaknesses.

SECTION 3.07 Absence of Undisclosed Material Liabilities.   There are no material Liabilities of the Business relating to the Territory or Cytori UK of any nature that would be required to be reflected on a consolidated balance sheet of the Business for  the Territory prepared in accordance with GAAP or the financial statements of Seller or Cytori UK, other than

Exhibit 2.1

Liabilities that (a) are set forth in Section 3.07 of the Disclosure Schedule, (b) were incurred since the Reference Date in the Ordinary Course of Business, (c) have been incurred pursuant to this Agreement or (d) are set forth in the financial statements described in Section 3.05. Other than obligations of Cytori UK for the Leased Property and the Intercompany Indebtedness, Cytori UK has no Liabilities of any nature.

SECTION 3.08 Conduct in the Ordinary Course.

(a)       Since the Reference Date, except as set forth in Section 3.08(a) of the Disclosure Schedule, the Business and the business of Cytori UK has been conducted in the Ordinary  Course of Business and there has not occurred any (i) Material Adverse Effect, (ii) transfer, assignment, sale or other disposition of any asset that would be a Purchased Asset shown or reflected in the financial statements of Seller and Cytori UK, except for the sale of Inventory in the Ordinary Course of Business, or (iii) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance, or any changes in the amount or scope of insurance coverage.

(b)       Since the Reference Date, except as set forth in Section 3.08(b) of the Disclosure Schedule, neither Seller (to the extent related to the conduct of the Business) nor Cytori UK has:

(i)        entered into any material Contract outside the Ordinary Course of Business, with respect to Seller, relating to the Business or the Purchased Assets or amended, terminated or waived any material right under any material Contract, with respect to Seller, related to the Business or the Purchased Assets;

(ii)       made any loans or advances of money;

Course of Business;

(iii)      made any material capital expenditures outside the Ordinary

(iv)     placed any Encumbrance on any Purchased Asset;

(v)       suffered the loss of employment of any key employee or group of employees of Cytori UK or of the Business or been notified that any such Person or group of Persons intends to terminate employment;

(vi)      entered into or terminated any employment Contract or collective bargaining agreement, written or oral, or modified the terms of any existing such Contract or agreement, or entered into any collective bargaining relationship, with respect to the Business Employees;

(vii)     granted (A) any  increase in the base compensation of, (B) any bonus to, or (C) any other change in employment terms for any of the Business Employees outside the Ordinary Course of Business;

Exhibit 2.1

(viii)    adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, Contract, or commitment for the benefit of any of the Business Employees (or taken any such action with respect to any other Plan);

(ix)   entered into any material settlement, conciliation or similar agreement, with respect to Seller, related to the Business or the Purchased Assets;

(x)       made or changed any election,  changed  any annual  accounting period, adopted or changed any accounting method, filed any amended Tax Return for Taxes, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment, or taken any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have had the effect of increasing the Tax Liability for any Post-Closing Tax Period or decreasing any Tax attribute existing on the Closing Date; or

(xi)     agreed, whether orally or in writing, to do any of the foregoing or agreed to take any action, that if taken prior to the date of this Agreement, would have made any representation or warranty in this ARTICLE III untrue or incorrect.

SECTION 3.09 Litigation.     Except as set forth in Section 3.09 of the Disclosure Schedule, as of the date hereof, there is no Action by or against Seller (which Action relates to the Business) or Cytori UK pending before any Governmental Authority, or to Seller’s Knowledge, threatened. Neither Cytori UK, the Business nor the Purchased Assets is subject to any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Authority or arbitrator.

SECTION 3.10 Compliance with Laws.

(a)       Except as set forth in Section 3.10(a) of the Disclosure Schedule, each of Seller and Cytori UK (i) has conducted and continues to conduct its business in accordance with all Laws and Governmental Orders applicable to the Business in all material respects, (ii) neither Seller not Cytori UK is in material violation of any such Law or Governmental Order, including, all applicable Laws (including regulations, rules, guidance, and policies) promulgated by the FDA or any other Governmental Authority relating to Current Good Manufacturing Practice, quality systems, medical device reporting, device design, establishment registration and product listing, tracking (as applicable), product export, unique device identification, and post market surveillance regulations, and (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may constitute or result in a material violation by Seller or Cytori UK of, or a material failure of Seller or Cytori UK to comply with, any Law with respect to the Purchased Assets or the Business, and (iv) neither Seller nor Cytori UK has received any notice or other communication (whether oral or written) with respect to the Business or the Purchased Assets from any Governmental Authority or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any Law which is material to the Business in the Territory.

Exhibit 2.1

(b)       Section 3.10(b) of the Disclosure Schedule contains a complete and accurate list of each Permit relating to the Business held by Seller and Cytori UK. Seller has made available to Buyer complete copies of all such Permits. Each Permit listed or required to be listed in Section 3.10(b) of the Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 3.10(b) of the Disclosure Schedule, (i) Seller (or, as applicable, Cytori UK) is and has been since the Reference Date, in full compliance with all of the material terms and requirements of each Permit identified or required to be identified in Section 3.10(b) of the Disclosure Schedule, (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any material term or requirement of any Permit listed or required to be listed in Section 3.10(b) of the Disclosure Schedule or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Permit listed or required to be listed in Section 3.10(b) of the Disclosure Schedule; (iii) neither Seller nor Cytori UK has received any notice or other communication from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any material term or requirement of any Permit listed or required to be listed in Section 3.10(b) of the Disclosure Schedule or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Permit listed or required to be listed in Section 3.10(b) of the Disclosure Schedule, (iv) Seller and Cytori UK have paid any and all site registration fees, medical device excise taxes and other fees relating to such Permits, (v) all applications required to have been filed for the renewal of the Permits listed or required to be listed in Section 3.10(b) of the Disclosure Schedule have been duly filed on a timely basis with the appropriate Governmental Authorities, and (vi) all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities.     The Purchased Permits listed in Section 3.10(b) of the Disclosure Schedule collectively constitute all of the Permits used by Seller (or, as applicable, Cytori UK) to lawfully  conduct and operate the Business in the Territory in the manner in which it currently is conducted.

(c)       All applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests to obtain or maintain any Purchased Permits from, or otherwise submitted to, the U.S. Food and Drug Administration (the “FDA”) or other Governmental Authority, when submitted to the FDA or other Governmental Authority were (to the Knowledge of Seller in the case of any such materials prepared by a third party) true, complete and correct in all material respects as of the date of submission and any legally necessary or required updates, changes, corrections or modifications to such applications, submissions, information, claims, reports or statistics have been submitted to the FDA and other Governmental Authorities.

(d)       Other than as set  forth  in  Section 3.10(d) of the Disclosure Schedule, neither Seller nor Cytori UK is aware, nor has it received notice, of any Action pending with respect to a violation by Seller or Cytori UK of the FDCA or other Law, and, to the Knowledge of Seller, there are no facts or circumstances existing that would reasonably be expected to serve as a basis for such an Action.   Other than as set forth in Section 3.10(d) of the Disclosure Schedule, neither Seller nor Cytori UK is subject to an FDA consent decree or warning letter or any similar order of a Governmental Authority. Except as would not be material to the business

Exhibit 2.1

in the Territory, any preclinical and clinical studies or tests sponsored by the Company and its Subsidiaries relating to the Business in the Territory, have been conducted in compliance with standard medical and scientific research procedures and applicable Laws (including  Good Clinical Practices requirements and Laws restricting the use and disclosure of individually identifiable health information) and (ii) the Company and its Subsidiaries have not received written notice from (A) the FDA or any other Governmental Authority performing functions similar to those performed by the FDA with respect to any ongoing clinical or pre-clinical studies or tests requiring the termination, suspension or material modification of such studies or tests or (B) any Person regarding any breach or alleged breach with respect to individually identifiable health information.

(e)       No Governmental  Authority has  commenced  or, to  the Knowledge of Seller, threatened to initiate any action to request the recall of any products produced thereunder, nor has Seller or Cytori UK received any notice to such effect and, to the Knowledge of Seller, there are no grounds for such action. Except as noted on Section 3.10(e) of the Disclosure Schedule, there are no ongoing recalls/field correction on any lack of compliance with Laws by Seller or Cytori UK which could require a recall/field correction.

(f)        Neither Seller, Cytori UK, nor, to the Knowledge of Seller, any of their employees or agents, in their capacities as such, have been disqualified or debarred by the FDA, pursuant to 21 U.S.C. §§ 335(a) or (b), or been charged with or convicted under the Laws of the United States for conduct relating to the development or approval, or otherwise relating to the regulation of, any product under the Generic Drug Enforcement Act of 1992, or any other relevant Law or been debarred, disqualified or convicted under or for any equivalent or similar applicable foreign Law.

SECTION 3.11 Intellectual Property.

(a)       Section 3.11(a) of the Disclosure Schedule sets forth a true and complete list of all Business Intellectual Property and Licensed Intellectual Property. With respect to each item of Business Intellectual Property, Seller (or, as applicable, Cytori UK) is the owner of the entire right, title and interest in and to such item, and has the right to sell, convey, assign, transfer and deliver, the Business Intellectual Property, free and clear of any Encumbrances.

(b)       Section 3.11(b) of the Disclosure Schedule sets forth a true and complete list of all Contracts, except for licenses of Software generally publicly available for an annual or one-time license fee of no more than $10,000 (“Off-the-Shelf Software”), pursuant to which Seller (or, as applicable, Cytori UK) licenses in or otherwise is authorized to use any Intellectual Property of any Person in the conduct of the Business (including all contracts for Licensed Intellectual Property).   Section 3.11(b) of the Disclosure Schedule further includes, for each Contract set forth therein, the date of such Contract and any amendments, and the parties thereto. As of the date hereof, Seller has made available to Purchaser true, correct and complete copies of each Contract set forth on Section 3.11(b) of the Disclosure Schedule, together with all amendments, modifications or supplements thereto.

(c)       Except  as  set  forth  on Section 3.11(c) of the Disclosure Schedule, no licensing fees, royalties or payments are due or payable in connection with any Business

Exhibit 2.1

Intellectual   Property,   other   than   standard   maintenance   fees   and   annuities   payable   to

Governmental Authorities for the Registered Intellectual Property.

(d)       Except for the Contracts listed in Section 3.11(b) of the Disclosure Schedule and Off-the-Shelf Software properly licensed by Seller, there are no Intellectual Property rights of third parties that are included in the Intellectual Property used in the Business. Except as set forth on Section 3.11(d) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not result in a default under or termination of any of the Contracts set forth on Section 3.11(b) of the Disclosure Schedule. Neither Seller nor Cytori UK is, nor has it received any notice that it is in default or (with the giving of notice or lapse of time or both) would be in default under any  Contract that comprises Licensed Intellectual Property. There are no outstanding or, to Seller’s Knowledge, threatened, Actions with respect to any Contract that comprises Licensed Intellectual Property.   All Off-the-Shelf Software used in the operation of the Business, has been properly licensed from the owner of such Software.

(e)       Section 3.11(e)(i) of the Disclosure Schedule sets forth a true and complete list of all Contracts pursuant to which Seller (or, as applicable, Cytori UK) has licensed any Business Intellectual  Property to  any Person  for any purpose.   Except as  set  forth on Section 3.11(e)(ii) of the Disclosure Schedule, no Contract to which Seller (or, as applicable, Cytori UK) is a party (i) contains a covenant not to compete or otherwise limits its ability to use or exploit fully any Business Intellectual Property; or (ii) contains an agreement to indemnify any other Person against any claim of infringement, misappropriation, unauthorized use or other violation of any Intellectual Property of a Person.

(f)       The operation of the Business does not interfere with, infringe upon, misappropriate, or otherwise violate the Intellectual Property rights of any Person. Except as set forth on Section 3.11(f) of the Disclosure Schedule, there is no Action pending or, to Seller’s Knowledge, threatened, against Seller (or, as applicable, Cytori UK) relating to any Intellectual Property used or allegedly used in the conduct of Business.     Except as set forth on Section 3.11(f) of the Disclosure Schedule, neither Seller nor Cytori UK has, since the Reference Date, received any written charge, complaint, claim, demand or notice alleging any past, present or future infringement, misappropriation or violation of any Intellectual Property rights of any Person (including any claim that Seller or Cytori UK must license or refrain from using any Intellectual Property rights of any Person).

(g)     To  the Knowledge of Seller, no  Person is  infringing upon, misappropriating or otherwise violating any Business Intellectual Property. Except as set forth on Section 3.11(g) of the Disclosure Schedule, neither Seller nor Cytori UK has not brought any Action against any Person alleging interference with, or infringement, misappropriation or violation of any Business Intellectual Property.   Except as set forth in Section 3.11(g) of the Disclosure Schedule, (i) the Business Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, charge, or settlement agreement or stipulation, and (ii) there is no Action pending or threatened by any  Person before any court or tribunal (including, without limitation, the United States Patent and Trademark Office or equivalent authority anywhere in the world) relating to any of the Business Intellectual Property (other than office actions and other ex parte prosecution of Registered Intellectual Property), including any

Exhibit 2.1

claim that challenges the validity, enforceability, registration, scope, use or exclusive ownership of any Business Intellectual Property, nor is Seller or Cytori UK aware of any reasonable basis for any such claim or demand.

(h)       Section 3.11(h) of the Disclosure Schedule lists all Registered Intellectual Property. To the Knowledge of Seller, all Registered Intellectual Property is valid, enforceable and subsisting. All necessary registration and renewal fees in connection with applications and registrations for Registered Intellectual Property  have been timely made, and all necessary documents and certificates in connection with such applications and registrations have been filed with the relevant Governmental Authority in all applicable jurisdictions.

(i)       All employees and contractors of Seller (or, as applicable, Cytori UK) who have authored, co-authored or otherwise contributed to or participated in the conception or development of any Intellectual Property relating to the Business on behalf of Seller (or, as applicable, Cytori UK) (“IP Participant”)   have  executed and delivered to Seller (or, as applicable, Cytori UK) a proprietary information agreement, pursuant to which, inter alia, such IP Participant has assigned any and all of  such IP Participant’s rights in such Intellectual Property to  Seller (or, as  applicable,  Cytori  UK) and has agreed to keep  such Intellectual Property confidential and not use such Intellectual Property for any purpose unrelated to his or her work for Seller (or, as applicable, Cytori UK), and to Seller’s Knowledge no IP Participant is in default of any such agreement. No current or former IP Participant has filed, asserted in writing, or threatened in writing any claim against Seller in connection with his or her involvement with such Intellectual Property.

(j)       Seller   (or,   as   applicable,   Cytori   UK)   has   taken   all   commercially reasonable measures  to  maintain  the confidentiality of Trade Secrets  used  in  the Business, including, inter alia, requiring all current and former employees, consultants and contractors of Seller (or, as applicable, Cytori UK) and any other Persons with access to such information to execute a confidentiality or similar agreement, and, to the Knowledge of Seller, there has not been any breach by any such party to any such agreement.

(k)       The Software contained in the Business Intellectual Property performs in accordance with the documentation and other written materials related to such Software, and is free from all viruses, worms, Trojan horses, and other defects in programming and operations, is in machine readable form, and contains all current revisions of such Software.   All Software, other than Commercial Off-the-Shelf Software, included in the Business Intellectual Property was developed: (i) by employees of Seller (or, as applicable, Cytori UK) within the scope of such employee’s employment duties; (ii) by independent contractors as “works-made-for-hire,” as that term is defined under the United States Copyright Act, 17 U.S.C. § 101, pursuant to a written agreement between Seller and each such independent contractor; or (iii) by Persons who have assigned all of their rights therein to Seller (or, as applicable, Cytori UK) pursuant to a written agreement with Seller (or, as applicable, Cytori UK). Seller (or, as applicable, Cytori UK) has kept secret and has not disclosed the source code for the Software included in the Business Intellectual Property to any Person other than certain employees of Seller who are subject to the terms of a binding confidentiality agreement with respect thereto, and to Seller’s Knowledge all such employees are in compliance with such confidentiality agreements.

Exhibit 2.1

(l)       Neither Seller nor Cytori UK has used any Open Source Software in a way that (i) creates or imposes any obligation on Seller (or, as applicable, Cytori UK) with respect to Open Source Software; or (ii) grants, or purports to grant, to any third party, any rights or immunities under any of the Business Intellectual Property or Licensed Intellectual Property of Seller or Cytori UK (including by using any Open Source Software that requires, as a condition of use, modification and/or distribution of such Open Source Software that other Software incorporated into, derived from or distributed with such Open Source Software be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works, or (C) be redistributable at no charge.

(m)      Seller and Cytori UK has complied in all material respects with all Laws relating to privacy, data protection and the collection, use and security of personal information gathered or accessed in the course of the operations of the Business, and have complied with all Contracts established by Seller or Cytori UK, as applicable, from time to time with respect to the foregoing. No written notice has been received from and no Action is threatened by, any Person alleging a violation of such Person’s rights: (i) under any such Laws, or (ii) as a result of any breach by Seller or Cytori UK of any of its Contracts relating to privacy, data protection, use and security of personal information.   Seller and Cytori UK have taken commercially reasonable steps in accordance with applicable industry standards and practices to ensure that the personal information gathered or accessed in the course of the operations of Seller or Cytori UK is protected against loss and against unauthorized access, use, modification or disclosure. Since the Reference Date,  there has been  no material unauthorized access to or use, modification or disclosure of such information.   Seller has not experienced the cancellation, termination or revocation of any privacy or security certification.

(n)       No government  funding, facilities of a university or other educational institution or research center or funding from third parties was used in the development of the Business Intellectual Property, and no such entity has any claim or right to or in such Business Intellectual Property.

SECTION 3.12 Insurance.  All policies of insurance that provide coverage with respect to the Business or Purchased Assets are sufficient for compliance with all Laws and Contracts in all material respects.

SECTION 3.13 Real Property.

(a)       Cytori UK does not own any Real Property.   Section 3.13(a) of the Disclosure Schedule lists the street address of each parcel of Leased Real Property and the identity of the lessor, lessee and current occupant of each such parcel, and all of the Leases relating to such Leased Real Property. Except as set forth on Section 3.13(a) of the Disclosure Schedule, (i) Seller has made available to Buyer, true and complete a copy of the Leases in effect at the date hereof relating to the Leased Real Property, (ii) all such Leases relating to the Leased Real Property are in full force and effect, (iii) Seller (or, as applicable, Cytori UK) is not in breach of or in default of its obligations thereunder, and no event has occurred which, with notice or lapse of time, or both would constitute a breach or default or permit termination, modification or acceleration thereunder, (iv) no Leases relating to the Leased Real Property are subject to any Encumbrance or other restriction that impairs, in any material respect, the use of the property to

Exhibit 2.1

which it relates in the Business as now conducted and (v) there has not been any sublease or assignment entered into by Seller (or, as applicable, Cytori UK) in respect of the Leases relating to the Leased Real Property.

(b)       Neither the whole nor any portion of the Leased Real Property has been condemned, requisitioned or otherwise taken by any Governmental Authority, and neither Seller nor Cytori UK has received any notice that any such condemnation, requisition or taking is threatened, which condemnation, requisition or taking would preclude or materially impair the current use thereof.   All buildings, structures and appurtenances comprising any part of the Leased Real Property that are currently being used in the conduct of the Business are in satisfactory condition and have been well maintained, normal wear and tear excepted.   The Leased Real Property  has received all required Permits (including, without limitation, a certificate of occupancy or other similar certificate permitting lawful occupancy of the Leased Real Property) required in connection with the operation thereof and have been operated and maintained in accordance with Law.   The Leased Real Property is supplied with utilities (including, without limitation, water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such facility as currently operated.

(c)       Except as set forth in Section 3.13(c) of the Disclosure Schedule, neither Seller nor Cytori UK has received any notice that it is in violation of any zoning, use, occupancy, building, wetlands or environmental regulation, ordinance or other Law or requirement relating to the Leased Real Property. Seller has not received notice of any, and, to the Knowledge of Seller, there is no threatened, eminent domain proceeding or proceeding to change or redefine the zoning classification with respect to the Leased Real Property.

SECTION 3.14 Purchased Assets.   Seller owns, and will transfer, at the Closing, good and transferable title to all of the Purchased Assets free and clear of all Encumbrances, except as set forth in Section 3.14 of the Disclosure Schedule. Except as disclosed in Section 3.14 of the Disclosure Schedule, all Tangible Personal Property and Inventory included in the Purchased Assets is in the possession of Seller (or, as applicable, Cytori UK) at the Leased Real Property.

SECTION 3.15 Sufficiency of Assets.   Except as set forth in Section 3.15 of the Disclosure Schedule, the Purchased Assets and the assets of Cytori UK (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, used to operate (and to the Knowledge of Seller, necessary to operate) the Business in the Territory in the manner presently operated by Seller and Cytori UK, and as has been conducted in the past year, in the Territory, (b) include all of the operating assets of the Business in the Territory owned, used or Controlled by Seller or any of its Affiliates, and (c) other than changes in assets in the Ordinary Course of Business, include all of the assets of the Business used in the Territory.

SECTION 3.16 Condition of Assets. Each item of Tangible Personal Property included in the Purchased Assets has been recorded in the Books and Records of the Seller in accordance with GAAP. All items of Tangible Personal Property and Inventory included in the Purchased Assets have been maintained in accordance with normal industry practice.

SECTION 3.17 Inventories. Except for Inventories owned by Cytori Japan, neither Seller nor Cytori UK is in possession of any Inventories not owned by Seller (or, as applicable, Cytori

Exhibit 2.1

UK), including goods already sold, and no other Person holds any Inventories on consignment from Seller. All Inventories are saleable at prevailing market prices not less than the book value thereof, and are not obsolete, damaged, slow-moving  or defective.   The value at which Inventories are carried on the balance sheets of Seller and Cytori UK reflects the customary inventory valuation of Seller (which fairly reflects the value of obsolete or excess inventory) for stating Inventories in accordance with GAAP and there has been no change to the method of such inventory valuation in the prior three (3) years. Inventories on hand that were purchased after the Reference Date were purchased in the Ordinary Course of Business at a cost not exceeding market prices prevailing at the time of purchase.   The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller (or, as applicable, Cytori UK).   Work-in- process Inventories are valued according to GAAP.  There are no blanket purchase orders for any Inventories.

SECTION 3.18 Employees and Employee Benefit Matters.

(a)       Section 3.18(a) of the Disclosure Schedule contains a complete and accurate list of all employees of Cytori UK and all employees of Seller associated with the Business in the Territory as of the date hereof (the “Business Employees”).   All Business Employees are  legally entitled to work in the United  States or  the United  Kingdom, as applicable, and, to Seller’s Knowledge, all Persons employed by Seller (or, as applicable, Cytori UK) during the past three (3) years were at the time of their employment, legally entitled to work in the United States or the United Kingdom, as applicable. Other than the Business Employees set forth in Section 3.18(a) of the Disclosure Schedule, no other employees of Seller or Cytori UK are involved in the Business in the Territory.

(b)       Except as set forth in Section 3.18(b) of the Disclosure Schedule, each Business Employee is an “at will” employee of Seller (or, as applicable, Cytori UK) and may terminate his or her employment or be terminated from such employment at any time for any reason  with  or without  prior notice.   Section 3.18(b) of the Disclosure Schedule lists  each Contract for the employment of any Business Employee on a full-time or part-time basis, any severance agreement or any agreement of any Business Employee requiring any payment upon a change of control of the Business.

(c)       Seller  and Cytori UK have  complied  with all Laws relating to the employment of the Business Employees, including, without limitation, Title VII of the Federal Civil Rights Act of 1964, as amended, Occupational Safety and Health Laws, and those relating to hours, wages, collective bargaining, hiring, promotion, demotion and termination.

(d)     There are no management, employment, consulting, non-compete, confidentiality, severance, change of control, retention or guaranteed bonus contracts, or similar Contracts or arrangements of any nature between Seller, Cytori UK, and any Person providing services for or on behalf of the Business, which by their terms or operation of law will be binding upon Buyer or result in Liabilities to Buyer.

(e)       To the Knowledge of Seller, no Business Employee or agent, consultant, or contractor of the Business is bound by any Contract that purports to limit the ability of such

Exhibit 2.1

Business Employee or agent, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller, Cytori UK, or to any other Person any rights to any  invention, improvement, or discovery.   To the Knowledge of Seller, no former or current Business Employee is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Buyer to conduct the Business in the Territory as heretofore carried on by Seller or Cytori UK.

(f)        There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout or other labor dispute pending or, to the Knowledge of Seller, threatened against or affecting the Business in the Territory.

(g)       None of Seller nor Cytori UK is a party to or bound by any collective bargaining or similar agreement, or other agreement or understanding, with any  labor organization employee association or other similar organization with respect to any Business Employee.   No Business Employee is represented by any labor organization and, to the Knowledge of Seller, there have been no union organizing activities involving any Business Employee pending or threatened at any time since the Reference Date.   Since the Reference Date, (i) no labor union has been certified by the National Labor Relations Board as bargaining agent for any Business Employee, (ii) no notice has been received by Seller or Cytori UK from any  labor union stating that it has been, or is demanding to be, designated or otherwise recognized as the bargaining agent for any Business Employee, (iii) no representation proceeding or petition seeking a representation proceeding has been filed (or threatened to be filed) with respect to any Business Employee and (iv) neither Seller nor Cytori UK is or has been negotiating, or has been asked to negotiate, any collective bargaining agreement or other agreement or understanding with any labor organization with respect to any Business Employee.

(h)       There is no, and since the Reference Date, has not been any, unfair labor practice charge or complaint involving the Business Employees pending or, to the Knowledge of Seller, threatened, before the National  Labor Relations Board or any similar Governmental Authority.

(i)        There are no, and since the Reference Date, there have not been any, charges involving any Business Employee pending before the federal Equal Employment Opportunity Commission, the federal Department of Labor or any other Governmental Authority responsible for receiving employment or labor-related claims or the prevention of unlawful employment or wage and hour practices, nor, to the Knowledge of Seller, is there any basis for any of the same.

(j)       Neither Seller nor Cytori UK has received notice from any Governmental Authority seeking to conduct an investigation, audit or other inquiry specifically with respect to the Business Employees and to Seller’s Knowledge no such investigation, audit or inquiry is in progress.

(k)       There   are   no   Actions   pending   in   any   forum   (including   internal investigations or complaints) or to Seller’s Knowledge threatened, by or on behalf of any present or former Business Employee, or any applicant for employment for the Business alleging breach of any express or implied contract of employment, violation of any Laws governing wage and

Exhibit 2.1

hour requirements of any kind (including claims for unpaid overtime or any other wage and hour violations referenced in this Section 3.18), violation of any Laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship, nor, to the Knowledge of Seller, is there any basis for any of the same.

(l)       Section 3.18(l) of the Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other Contracts or agreements, to which Seller or Cytori UK is a party, with respect to which Seller (or, as applicable, Cytori UK) has any obligation or which are maintained, contributed to or sponsored by Seller for the benefit of any Business Employee, other than any statutory or government-sponsored plan  to which Seller (or,  as applicable, Cytori  UK)  is required to contribute or with which any of them is required to comply pursuant to Laws (collectively, the “Plans”). Each Plan is in writing, and Seller has made available to Buyer a true and complete copy of each Plan.

(m)     Each Plan has been operated in all material respects in accordance with its terms and is in compliance in all material respects with the requirements of all Laws, including ERISA and  the Code.   Seller (or, as  applicable, Cytori UK) has performed all  material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and to the Knowledge of Seller there are  no material defaults or violations by any party to, any Plan. No Action that could have a Material Adverse Effect is pending or threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the Knowledge of Seller, no fact or event exists that could give rise to any such Action.

(n)       Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, and no fact or event has occurred since the date of such determination letter or letters from the IRS to adversely affect the qualified status of any such Plan or the exempt status of any such trust.

(o)       No Plan is (i) a “multiemployer plan” within the meaning of Section 3(37) of ERISA; or (ii) a defined benefit pension plan (as defined in Section 3(35) of ERISA) or plan subject to Section 412 of the Code or Section 302 of ERISA. None of the Purchased Assets is subject  to  any lien  or encumbrance imposed  under ERISA or Section 430(k) of the Code. Neither Seller nor Cytori UK has any liability regarding any “employee benefit plan,” as defined in Section 3(3) of ERISA, solely because of being treated as a single employer under Section 414 of the Code with any other trade or business.

(p)       Neither   the   execution   and   delivery   of   this   Agreement   nor   the consummation of the transactions contemplated by this Agreement (in each case, either alone or

Exhibit 2.1

in combination with any other event) will (i) result in any Business Employee becoming entitled to any unemployment compensation, deferred compensation, bonus or severance pay, materially increase or otherwise enhance any benefits otherwise payable by Seller or Cytori UK; (ii) result in the acceleration of time of payment or vesting, or an increase in the amount of any compensation due to any Business Employee; (iii) result in forgiveness, in whole or in part, of any outstanding loans made by Seller (or, as applicable, Cytori UK) to any Business Employee; or (iv) result in a payment or provision of any benefit to any Business Employee that would be considered an “excess parachute payment” within the meaning of Section 280G of the Code.

SECTION 3.19 Environmental Matters.   Except as disclosed in Section 3.19 of the

Disclosure Schedule:

(a)       The Business is, and at all times has been, conducted and operated in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Neither Seller nor Cytori UK has any basis to expect, nor has it or any other Person for whose conduct it is or may be held to be responsible received, any actual or threatened order, notice or other communication of any actual or potential violation or failure by Seller or Cytori UK to comply  with any Environmental Law, or of any  actual or threatened obligation to undertake or bear the cost of any Environmental Liabilities with respect to the Business or the Purchased Assets,  or with  respect to any Leased  Real Property at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or Cytori UK (or any other Person for whose conduct it is or may be held responsible) in connection with the Business, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received in connection with the Business.

(b)       There are no pending, threatened in writing or, to Seller’s Knowledge, otherwise threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental Liabilities or arising under or pursuant to any Environmental Law  with respect to Cytori UK or affecting any operations of the Business or the Purchased Assets.

(c)       Neither Seller nor Cytori UK has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, manufactured, distributed, exposed any person to, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) so as to give rise to any Environmental Liabilities, including any liability for fines, penalties, response costs, corrective action costs, personal injury, property damage, natural resources damages or attorneys’ fees, pursuant to CERCLA or RCRA, as amended or any other Environmental Laws.

SECTION 3.20 Taxes.

(a)       All Tax Returns required to have been filed by the Seller (solely with respect to the Purchased Assets, the Assumed Liabilities, or the Business) or by Cytori UK have been timely filed (taking into account any extension of time to file granted or obtained) and all Taxes (whether or not shown to be payable on such Tax Returns) have been timely paid. All Tax Returns filed by the Seller (solely with respect to the Purchased Assets, the Assumed Liabilities, or the Business) or by Cytori UK are true, complete, and correct in all material respects.

Exhibit 2.1

(b)       Each of the Seller (solely  with respect to the Purchased Assets, the Assumed Liabilities, or the Business) and Cytori UK has withheld and paid all Taxes and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all IRS Forms W-2 and 1099 or other forms required with respect thereto have been properly completed in all material respects and timely filed.

(c)       Seller has made available to Buyer true, correct and complete copies of all Tax Returns of Cytori UK, and examination reports and statements of deficiencies assessed against or agreed to by the Seller (solely with respect to the Purchased Assets, the Assumed Liabilities, or the Business) or by Cytori UK, since January 1, 2015.

(d)       Neither the Seller (solely  with respect to the Purchased Assets, the Assumed Liabilities, or the Business) nor Cytori UK is currently the subject of a Tax audit or examination and neither the Seller (solely with respect to the Purchased Assets, the Assumed Liabilities, or the Business) nor Cytori UK has received any written notice from a Taxing Authority indicating an intent to open an audit, examination, Action or other review or a request for information related to Tax matters.

(e)       Neither the Seller (solely  with respect to the Purchased Assets, the Assumed Liabilities, or the Business) nor Cytori UK has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority.

(f)        Neither the Seller (solely with respect to the Purchased Assets, the Assumed Liabilities, or the Business) nor Cytori UK has received from any Taxing Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.

(g)       No claim has been made by any  Taxing Authority in writing in a jurisdiction where the Seller (solely  with respect to the Purchased Assets, the Assumed Liabilities, or the Business) or Cytori UK does not file Tax Returns that such Person is or may be subject to taxation by that jurisdiction.

(h)       Neither the Seller (solely  with respect to the Purchased Assets, the Assumed Liabilities, or the Business) nor Cytori UK has any Tax Return filing obligation in any jurisdiction outside the United States or has a permanent establishment or other fixed place of business in any country other than the United States.

(i)       There are no Encumbrances for Taxes upon any asset of the Seller (solely with respect to the Purchased Assets, the Assumed Liabilities, or the Business) or Cytori UK (other than Encumbrances for Taxes not yet delinquent).

(j)        Neither the Seller (solely with respect to the Purchased Assets or the Business) nor Cytori UK has requested or received a ruling, technical advice memorandum, or similar ruling or memorandum from any Taxing Authority or signed a closing or other agreement with any Taxing Authority.

Exhibit 2.1

(k)       Neither the Seller (solely with respect to the Purchased Assets or the Business) nor Cytori UK has ever been a party to any “listed transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b).

(l)       Neither the Seller (solely with respect to the Purchased Assets or the

Business) nor Cytori UK is a party to any Tax allocation or Tax sharing agreement.

(m)      The entity  classification of Cytori UK for U.S. federal income Tax purposes is set forth on Section 3.20(m) of the Disclosure Schedule.

(n)       Cytori UK is not a successor for Tax purposes to any other Person or has any  liability for Taxes of any  Person under Treasury  Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract (other than commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or otherwise.

(o)       Neither the Buyer, Cytori UK, nor any Affiliate thereof after the Closing Date, will be required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (in each case, with respect to Cytori UK) (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date; (v) an agreement entered into with any Taxing Authority (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; (vi) an election (including a protective election) pursuant to Section 108(i) or Section 965 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); or (vii) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) with respect to a transaction occurring on or prior to the Closing Date.

(p)       At no time during the two-year period ending on the date hereof was Cytori UK a “distributing corporation” or a “controlled corporation” in a distribution of stock to which Section 355 of the Code applied or was intended to apply.

(q)       There are no joint ventures, partnerships, limited liability companies, or other arrangements or Contracts to which Cytori UK is a party that  could be treated as a partnership for federal income tax purposes.

(r)        Cytori UK has not agreed to, nor is it required to, include in income any adjustment pursuant to Section 482 of the Code (or any similar provision of state, local, or non- U.S. Tax Law), nor has any written claim been made by a Taxing Authority proposing any such adjustment.

Exhibit 2.1

SECTION 3.21 Material Contracts.

(a)       Section 3.21(a) of the Disclosure Schedule lists  each  of the following Contracts of Seller (to the extent related to and necessary for the Business) or Cytori UK, all of which have been delivered by Seller to Buyer: (i) all Contracts involving total annual payments in excess of $50,000 that are not cancelable without penalty or further payment and without more than 30 days’ notice; (ii) each Contract involving $50,000 or more per year in revenue to the Business or to Cytori UK; (iii) all Contracts relating to Indebtedness for borrowed money, in each case having an outstanding principal amount in excess of $100,000; (iv) each Contract with a distributor, consignor, sales representative or sales agent; (v) all material Contracts that limit or purport to limit the ability of Seller, with respect to the Business, or Cytori UK to compete in any line of business or with any Person or in any geographic area or during any period of time or that contain “most favored nations” restrictions; (vi) all Contracts under which Seller or Cytori UK have advanced or loaned monies to any other Person; (vii) each settlement, conciliation or similar Contract with any Governmental Authority; (viii) all Contracts for capital expenditures in excess of $50,000; (ix) all material Contracts between Seller (in respect of the Business) or Cytori UK, on the one hand, and any Affiliate of Seller, on the other hand; (x) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller relating to the Business or by Cytori UK, other than in the Ordinary Course of Business; and (xi) each other Contract material to the Business, whether or not entered into in the Ordinary Course of Business.   Section 3.21(a) of the Disclosure Schedule also describes any current negotiations regarding entering into or amending, supplementing or modifying any Contract listed or required to be listed in such section. Except as disclosed in Section 3.21(a) of the Disclosure Schedule, each Material Contract (i) is valid and binding on Seller (or, as applicable, Cytori UK) and, to the Knowledge of Seller, the counterparties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement, except to the extent that any consents set forth in Section 3.02(d) of the Disclosure Schedule are not obtained, shall continue in full force and effect without penalty  or other adverse consequence. Except as disclosed in of the Disclosure Schedule, neither Seller nor Cytori UK is in breach of, or default under, any Material Contract to which it is a party.

(b)       There are  no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller (or, as applicable, Cytori UK) under any of the Contracts listed or required to be listed on Section 3.21(a) of the Disclosure Schedule. No Person has a Contractual or statutory right to demand or require such renegotiation and no such Person has made demand for such renegotiation.

SECTION 3.22 Products.     Each   product   related   to   the   Business   and   designed, manufactured, sold or delivered by Seller (or, as applicable, Cytori UK) was designed, manufactured, sold or delivered, as applicable, in conformity with all Laws, Contracts, and all express and implied warranties.   No product related to the Business that is designed, manufactured,  sold  or delivered  by Seller (or, as  applicable, Cytori UK) is  subject to  any guaranty, warranty, or other indemnity or similar Liability beyond the applicable standard terms and conditions of sale, which have been made available to Buyer. Seller and Cytori UK have no Liability arising out of any injury to Persons or property as a result of the ownership, possession, or use of any product designed, manufactured, sold or delivered by Seller (or, as applicable, Cytori UK) in connection with the Business.   No product designed,  manufactured, sold or

Exhibit 2.1

delivered by Seller (or, as applicable, Cytori UK) in connection with the Business has been subject to a recall by Seller or its affiliates, any Governmental Authority or, to the Knowledge of Seller, any third Person.

SECTION 3.23 Relationships with Suppliers, Customers and Distributors.

(a)       Section 3.23(a) of the Disclosure Schedule sets forth a list of the five largest suppliers for products and supplies of the Business in the Territory (including the combined business of Cytori UK), including dollar volume, for each of calendar years 2017 and

2018 and for 2019 year to date through the date hereof.   Neither Seller nor Cytori UK has received any notice from any such supplier to the effect that, and, to the Knowledge of Seller, there is no reason to believe that, any such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to Seller for purposes of, or in connection with, the Business (including the combined business of Cytori UK).

(b)       Section 3.23(b) of the Disclosure Schedule sets forth a list of the five largest customers of the Business in the Territory (including the combined business of Cytori UK), including dollar volume, for each of calendar years 2017 and 2018 and for 2019 year to date through the date hereof. Neither Seller nor Cytori UK has received notice from any such customer to the effect that, and, to the Knowledge of Seller, there is no reason to believe that, any such customer will stop, materially decrease the rate of, or change the terms (whether related to payment, price or otherwise) with respect to, buying products or services from the Business (including the combined business of Cytori UK).

(c)       Section 3.23(c) of the Disclosure Schedule sets forth a list of the five largest distributors of the Business in the Territory (including the combined business of Cytori UK), including dollar volume, for each of calendar years 2017 and 2018 and for 2019 year to date through the date hereof. Neither Seller nor Cytori UK has received notice from any such distributor to the effect that, and, to the Knowledge of Seller, there is no reason to believe that, any such distributor will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, distributing products of the Business (including the combined business of Cytori UK).

(d)     Neither Seller, Cytori UK, nor to Seller’s Knowledge any of their representatives nor any Person acting on behalf of any of the foregoing (including through one or more intermediaries such as a consultant or other third party) has: (i) made, paid or received any bribes, kickbacks, or other similar payments to or from any Person (including any customer or supplier); (ii) made or paid any contributions, directly or indirectly, in exchange directly or indirectly for business or business opportunities; (iii) made any payment directly or indirectly, in exchange directly or indirectly for business or business opportunities; or (iv) agreed to do any of the foregoing in the immediately foregoing clauses (i) through (iii).

SECTION 3.24 Relationships with Affiliates. Except as disclosed in Section 3.24 of the Disclosure Schedule, no Affiliate (other than Cytori UK) of Seller has, or since the Reference Date has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to the Business in the Territory.   Neither Seller nor any

Exhibit 2.1

Affiliate thereof (other than Cytori UK) owns, or since the Reference Date has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with the Business other than business dealings or transactions disclosed in Section 3.24 of the Disclosure Schedule, each of which has been conducted in the Ordinary Course of Business with Seller (or, as applicable, Cytori UK) at substantially  prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with the Business with respect to any line of the products or services of the Business in any market presently served by the Business, except for ownership of less than one percent (1%) of the outstanding capital stock of any such competing business that is publicly traded on any recognized exchange or in the over-the-counter market.   Except as set forth in Section 3.24 of the Disclosure Schedule, no Affiliate of Seller (other than Cytori UK) is a party to any Contract with, has any claim or right against, or is indebted to, the Business.   The Business is not indebted or otherwise obligated to any other businesses of Seller or its Affiliates (other than Cytori UK), except for amounts due under normal arrangements applicable to all employees generally as to salary or reimbursement of ordinary business expenses not unusual in amount or significance.

SECTION 3.25 Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Ancillary Agreements based upon arrangements made by or on behalf of Seller or Cytori UK.

SECTION 3.26 Capitalization. As of the date of this Agreement, the entire authorized Capital Stock of Cytori UK is as set forth set forth in Section 3.26 of the Disclosure Schedule. All of the outstanding shares of Capital Stock and equity interests of Cytori UK have been duly authorized, validly issued, and are fully paid and non-assessable. All of the outstanding equity interests   of   Cytori   UK   (including,   without   limitation,   any   and   all   options,   warrants, subscriptions,  or other securities  convertible into  or exchangeable or exercisable for equity interests of Seller) are held of record and beneficially owned by Seller. All of the outstanding equity interests in Cytori UK are set forth in Section 3.26 of the Disclosure Schedule and are validly issued, fully paid and non-assessable.   There are no preemptive rights or other similar rights in respect of any equity interests in Cytori UK, except as imposed by applicable securities laws, there are no Encumbrances on, or other Contracts relating to, the ownership, transfer or voting of any equity interests in Cytori UK, or otherwise affecting the rights of any holder of the equity interests in Cytori UK. There are outstanding (i) no Capital Stock of Cytori UK, and no Capital Stock of Cytori UK is authorized (to the extent applicable), issued or reserved for issuance, other than as set forth in Section 3.26 of the Disclosure Schedule, (ii) no Capital Stock of Cytori UK convertible into or exchangeable for Capital Stock of Cytori UK, (iii) no options, warrants or other rights to acquire any Capital Stock from Cytori UK, (iv) no obligations of Cytori UK to issue any Capital Stock or securities convertible into or exchangeable for Capital Stock of Cytori UK, or (v) no equity appreciation, phantom equity, profit participation or similar rights with respect to any Capital Stock of Cytori UK.   Cytori UK has not any authorized or outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or are convertible into, exchangeable for or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of Cytori UK on any matter. There are no Contracts to which Cytori UK is a party or by which it is bound to (i) repurchase, redeem or otherwise acquire any Capital Stock of Cytori UK or (ii) vote or dispose of any Capital Stock of

Exhibit 2.1

Cytori UK. No Person has any right of first offer, right of first refusal or preemptive right in connection with any future offer, sale or issuance of Capital Stock of Cytori UK.

ARTICLE IV REPRESENTATIONS AND WARRANTIES

OF BUYER

Buyer hereby represents and warrants to Seller as follows:

SECTION 4.01 Organization and Authority of Buyer.     Buyer is an entity duly incorporated, validly existing and, where applicable, in good standing under the laws of the jurisdiction of its incorporation and has all necessary corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations in its business. Buyer is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing  or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not (a) adversely affect the ability of Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements, or (b) otherwise have a Material Adverse Effect. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and upon their execution the Ancillary Agreements to  which Buyer is a party shall have been, duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller (or, as applicable, Cytori UK)) this Agreement constitutes, and upon their execution the Ancillary Agreements to which Buyer is a party shall constitute, legal, valid and binding obligations of  Buyer,  enforceable  against Buyer  in accordance  with their  respective  terms, subject to the Enforceability Exceptions.

SECTION 4.02 No Conflict. Assuming that all consents, approvals, authorizations and other actions described in Section 3.04 have been obtained, all filings and notifications listed in Section 3.04 of the Disclosure Schedule have been made, and any applicable waiting period has expired or been terminated, and except as may result from any facts or circumstances relating solely to Seller (or, as applicable, Cytori UK), the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party by Buyer do not and will not, directly or indirectly (with or without notice or lapse of time) (a) violate, conflict with or result in the breach of the certificate of incorporation or bylaws (or similar Organizational Documents) of Buyer or any resolutions adopted by the Board of Directors or the stockholders of Buyer, (b) conflict with or violate any Law or Governmental Order applicable to Buyer or give any Governmental Authority or other Person the right to challenge any of the transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under any Law or Governmental Order applicable to Buyer, except, in the case of clause (b), as would not

Exhibit 2.1

materially and adversely affect the ability of Buyer to carry out its obligations under, and to consummate the transactions contemplated by, this Agreement and the Ancillary Agreements.

SECTION 4.03 Governmental Consents and Approvals.   The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which Buyer is a party do not and will not require any consent, approval, authorization or other order of, action by, filing with, or notification to, any Governmental Authority, except (a) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not prevent or materially delay the consummation by Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements or (b) as may be necessary as a result of any facts or circumstances relating solely to Seller or any of its Affiliates.

SECTION 4.04 Litigation.   As of the date hereof, no Action by or against Buyer is pending or, to the best knowledge of Buyer, threatened, which could affect the legality, validity or enforceability of this  Agreement,  any Ancillary Agreement  or the consummation  of the transactions contemplated hereby or thereby.

SECTION 4.05 Brokers.   No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

SECTION 4.06 Financial Capacity; Solvency. Immediately prior to and at the Closing, Buyer will have immediately available cash that is sufficient to enable it to pay the full consideration payable hereunder and to make all other payments required to be made by Buyer in connection with the transactions contemplated hereby.

ARTICLE V

ACTIONS PRIOR TO THE CLOSING DATE

SECTION 5.01 Third-Party Consents. Buyer and Seller shall take, or cause to be taken by its respective Affiliates (including Cytori UK), all commercially reasonable steps to obtain and satisfy, at the earliest practicable date, all Required Consents and all other consents of all Governmental Authorities and other Persons that may  be required to consummate the transactions contemplated by this Agreement; provided, however, that neither Buyer nor Seller shall be required to incur any financial or other obligation in connection therewith (other than transaction costs and filing fees that are normal and customary or otherwise required hereby to be incurred by such Party).

SECTION 5.02 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall and shall cause Cytori UK to (x) conduct the Business in the Territory in the Ordinary Course of Business; and  (y) use commercially reasonable efforts to maintain  and preserve intact their current Business organization, operations and franchise in the Territory and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business in the Territory. Without limiting

Exhibit 2.1

the foregoing, from the date hereof until the Closing Date, Seller shall not take or permit any action listed on Section 3.08(b).

SECTION 5.03 Best Efforts. Subject to the terms and conditions of this Agreement, each Party will use best efforts to cause the Closing to occur (including, without limitation, the best efforts to execute any documents reasonably requested by either Party hereto and to satisfy such Party’s conditions to Closing set forth herein).

SECTION 5.04 Confidentiality. The terms of the Mutual Nondisclosure Agreement by and between Buyer and Seller dated January 23, 2019 (the “Confidentiality Agreement”) are hereby incorporated herein by reference and shall continue in full force and effect until the Closing, at which time the Confidentiality Agreement and the obligations of Buyer under this Section 5.04 shall terminate.   If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

SECTION 5.05 Notification of Certain Events. From the date hereof until the earlier to occur of (a) the Closing Date or (b) termination of this Agreement, Seller shall give prompt written notice to Buyer of (i) the occurrence of any event that, individually or in combination with any other events, has had a Material Adverse Effect, (ii) any failure of Seller or Cytori UK to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder, (iii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, or (iv) any Action pending or, to the Knowledge of Seller, threatened against a Party or the Parties relating to the transactions contemplated by this Agreement or the Ancillary Agreements.

SECTION 5.06 Exclusivity. Until the earlier of the Closing and such time as this Agreement is terminated in accordance its terms, except for the transactions contemplated by this Agreement or the sale of the Business outside of the Territory (provided such sale shall not include any Purchased Assets nor impair or inhibit Seller’s ability to consummate the transaction on the terms set forth in this Agreement, including the Ancillary Agreements), Seller and its Affiliates (including Cytori UK) will not, and will cause their respective representatives not to, directly or indirectly, solicit, encourage or enter into any negotiation, discussion, contract, agreement, instrument, arrangement or understanding with any party, with respect to the sale of the Equity Interests or all or substantially all the assets of Cytori UK or the Business in the Territory, or any merger, recapitalization or similar transaction with respect to Cytori UK or the Business in the Territory.

SECTION 5.07 Access to Information. From the date hereof until the earlier to occur of (i) one year after the Closing or (ii) termination of this Agreement, Seller shall to the extent permitted by applicable Law (A) give, and shall cause its Affiliates to give, Buyer, its personnel, counsel, financial advisors, auditors and other authorized representatives reasonable access to its offices, properties, officers, employees, Contracts and Books and Records to the extent relating to the Business in the Territory or the Purchased Assets, (B) furnish, and shall cause its Affiliates to furnish, to Buyer, its personnel, counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Cytori UK as

Exhibit 2.1

such Persons may reasonably request, and (C) instruct the employees, counsel and financial advisors of Seller or its Affiliates to reasonably cooperate with Buyer in its investigation of Cytori UK. Any investigation pursuant to this Section shall be conducted in such manner as not to unreasonably interfere with the conduct of the Business.

SECTION 5.08 Crossed Books and Records and Software. Prior to, and for one year after, the Closing, the Parties shall cooperate in good faith to transfer any Books and Records or Software which has been allocated to either Party  hereunder, but which is stored in the computers or servers or other electronic storage medium contained in Tangible Personal Property that has been allocated to the other Party hereunder, to the proper Party.

SECTION 5.09 Termination of Affiliate Contracts. Prior to the Closing Date, except as set forth on Section 5.09 of the Disclosure Schedule and except for the Intercompany Indebtedness, Seller shall, and shall cause Cytori UK to cause, all Liabilities between Cytori UK or, with respect to the Business in the Territory, Seller, on the one hand, and one or more of its Affiliates (including Seller but not including Cytori UK) on the other hand, including (i) any and all Indebtedness between Cytori UK, on the  one  hand, and one  or more  of its Affiliates (including Seller but not including Cytori UK), on the other hand, and (ii) any and all Contracts (other than this Agreement and any Ancillary Agreement) between Cytori UK or, with respect to the Business in the Territory, Seller, on the one hand, and one or more of its Affiliates (including Seller  but not including Cytori UK),  on the other  hand, including all contracts listed on Section 3.24 of the Disclosure Schedule, to be paid in full and settled prior to the Closing without any Liabilities (including Liabilities arising from such termination) on the part of Buyer or any of its Affiliates (including, after the Closing, Cytori UK), except for this Agreement, the Ancillary Agreements, and those contracts or other transactions set forth on Section 5.09 of the Disclosure Schedule (the “Termination of the Affiliate Contracts”).

ARTICLE VI ADDITIONAL AGREEMENTS

SECTION 6.01 Confidentiality. After the Closing, Seller shall hold and shall cause each of its Affiliates to hold, and Seller shall use its reasonable efforts to cause its and its Affiliates’ respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Law, all confidential documents and information concerning Cytori UK or the Business in the Territory, except to the extent that such information is (a) in the public domain through no fault of Seller or its Affiliate or (b) later lawfully acquired by Seller following the Closing Date from sources other than those related to its prior ownership of Cytori UK and the Business. The obligation of Seller to hold and to cause its Affiliates to hold any such information in confidence shall be satisfied if it exercises at least the same care with respect to such information as it would take to preserve the confidentiality of its own similar information.

SECTION 6.02 Business Relationships. For a period of 1 year after the Closing, Seller shall cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller and Cytori UK existing prior to the Closing and relating to the Business in the Territory, including relationships with lessors, employees, Governmental

Exhibit 2.1

Authorities, licensors, customers, suppliers and others. Seller shall refer to Buyer all inquiries relating to the Business in the Territory.

SECTION 6.03 Crossed Payments  . If, after the Closing Date, either Party shall receive any payments or other funds due to the other Party pursuant to the terms of this Agreement or any Ancillary Agreement, then the Party receiving such funds shall, within 30 days after receipt of such funds, forward such funds to the proper Party. The Parties acknowledge and agree there is no right of offset regarding such payments and a Party may not withhold funds received from Third Parties for the account of the other Party in the event there is a dispute regarding any other issue under this Agreement or any of the Ancillary Agreements.

SECTION 6.04 Further Assurances. Each of Seller and Buyer shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (i) vest in Buyer all of Seller’s (or Seller’s Affiliates’) right, title and interest in and to the Purchased Assets as contemplated hereby, (ii) effectuate Buyer’s assumption of the Assumed Liabilities and (iii) grant to each Party all rights contemplated herein to be granted to such Party under this Agreement or the Ancillary Agreements; provided, that after the Closing, apart from such foregoing customary further assurances, neither Seller nor Buyer shall have any other obligations except as specifically set forth and described herein or in the Ancillary Agreements.

SECTION 6.05 Bulk Transfer Laws.   Buyer hereby waives compliance by Seller with any applicable bulk sale or bulk transfer laws of any jurisdiction in connection with the sale of the Purchased Assets to Buyer.

SECTION 6.06 Non-Competition.

(a)       For a period of five (5) years commencing on the Closing Date, Seller and Cytori Japan shall not, and shall not permit any of their Affiliates, successors or assigns to (Seller, Cytori Japan, or their Affiliates and their successors and assigns, the “Seller Restricted Parties”), directly or indirectly (including through one or more intermediaries) (i) own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or otherwise engage in or assist others in engaging in any business competitive with the Business in the Territory (the “Seller Restricted Business”); (ii) take any action that would or would reasonably be expected to assist any third party to compete with the Business in the Territory, or (iii) have an interest in any Person that engages directly or indirectly in the Seller Restricted Business.   Notwithstanding  the foregoing, (x) Seller, Cytori, Japan, and their Affiliates may own, directly or indirectly, solely as an investment, securities of any company in the Seller Restricted Business traded on any national securities exchange if Seller, Cytori Japan, and their Affiliates do not control, and are  not members of a group which controls, such company and do not, directly or indirectly, own 5% or more of any class of securities of such company; (y) Seller, Cytori Japan, and their Affiliates may, directly or indirectly, acquire, carry on, manage, engage, take part in, render services to, own, share in the earnings of or invest in the securities of any business or entity 10% or less of whose gross revenues for the preceding calendar year were not, and for the calendar year in question are not reasonably expected to be, derived from being engaged in the Seller Restricted Business and (z) Cytori Japan (and its

Exhibit 2.1

successors or assigns) may continue to operate the Business in Japan, as currently conducted by Cytori Japan; provided Seller, Cytori Japan, or any successors or assigns of the Cytori Japan business or assets may not manufacture, market, or sell products or otherwise conduct any part of the Business in the Territory.

(b)       For a period of five (5) years commencing on the Closing Date, Buyer shall not, and shall not permit any of its Affiliates, successors or assigns  to (Buyer or its Affiliates and their successors and assigns, the “Buyer Restricted Parties”), directly or indirectly (including through one or more intermediaries) (i) own, manage, operate, control, be employed by or participate in the ownership, management, operation or control of, or otherwise engage in or assist others (other than the Seller Restricted Parties) in engaging in any business competitive with the Business in Japan (the “Buyer Restricted Business”); (ii) take any action that would or would reasonably be expected to assist any third party (other than a Seller Restricted Party) to compete with the Business in Japan, or (iii) have an interest in any Person (other than a Seller Restricted Party) that engages directly or indirectly in the Buyer Restricted Business. Notwithstanding the foregoing, (x) Buyer and its Affiliates may own, directly or indirectly, solely as an investment, securities of any company in the Buyer Restricted Business traded on any national securities exchange if Buyer and its Affiliates do not control, and are not members of a group which controls, such company and do not, directly or indirectly, own 5% or more of any class of securities of such company; (y) Buyer and its Affiliates may, directly or indirectly, acquire, carry on, manage, engage, take part in, render services to, own, share in the earnings of or invest in the securities of any business or entity 10% or less of whose gross revenues for the preceding calendar year were not, and for the calendar year in question are not reasonably expected to be, derived from being engaged in the Buyer Restricted Business. For purposes of clarity, nothing in this Section 6.06(b) shall prevent Buyer or any of its Affiliates from owning any interest in, or engaging in any transaction with, a Seller Restricted Party.

(c)       It is the  desire  and intent of  the  Parties that the  provisions of  this Section 6.06  shall  be enforced  to  the fullest  extent  permissible under the Laws  and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision of this Section 6.06 is adjudicated to be invalid or unenforceable, then this Section 6.06 shall be deemed amended to delete therefrom such provision or portion adjudicated to be invalid or unenforceable; such amendment to apply only with respect to the operation of this Section 6.06 in the particular jurisdiction in which such adjudication is made.

(d)       The Parties recognize that the performance of the obligations under this Section 6.06 by the Restricted Parties is special, unique and extraordinary in character.   Each Restricted Party acknowledges and agrees that irreparable injury will result to Buyer, Cytori UK and the Business in the Territory in the event of a breach of any of the provisions of this Section 6.06 and that Buyer, Cytori UK and the Business will have no adequate remedy at law with respect thereto. Accordingly, in the event of the breach by a Restricted Party of any of the terms and conditions of this Section 6.06, in addition to any other legal or equitable remedy that Buyer may have, (i) Buyer shall be entitled to obtain damages for any breach of this Section 6.06 and (ii) without having to demonstrate (A) the inadequacy of money damages, (B) the likelihood of success on the merits, (C) damages, or (D) irreparable harm and (to the extent permitted by Law) without posting a bond or other security, Buyer shall be entitled to (1) enforce the specific performance of each provision of this Section 6.06 by the Restricted Parties or (2) enjoin the

Exhibit 2.1

Restricted Parties from violating the terms of this Section 6.06, including through entry of a preliminary injunction or a permanent injunction by a court of competent jurisdiction.   Each Restricted Party agrees, on behalf of itself and its Affiliates, to submit to the jurisdiction of such court in any such Action.

(e)       In the event that a Restricted Party  violates any  provision of this Section 6.06, the Restricted Period shall be automatically tolled to account for the period of violation (including until all appeals, if any, are resolved).

SECTION 6.07 Cooperation.   If a Party to this Agreement or any of their respective Affiliates shall become engaged or participate in any other legal or regulatory proceeding involving or relating to (a) the transactions contemplated by this Agreement and the Ancillary Agreements or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller, Buyer, Cytori UK, or the Business in the Territory, then the other Party shall cooperate with such Party in connection therewith, including, making available to such Party, without cost, all relevant records and using its commercially reasonable efforts to make available the employees of such Party or its Affiliates who are reasonably expected by the Party engaged in such legal or regulatory proceeding to be helpful with respect to such legal or regulatory proceeding and who may, from time to time, be  requested to make  themselves available to provide depositions, testimony and other discovery in connection with any such legal or regulatory proceeding or to provide other information in connection with the defense of such matters. Notwithstanding the foregoing, Seller shall control and conduct the prosecution of, and defense against, any such legal proceeding that may constitute an Excluded Liability. For the avoidance of doubt, in no instance shall the obligations set forth under this Section 6.07 cause or create any Liability under any provision of this Agreement or any Ancillary Agreement for any damages.

SECTION 6.08 Termination   of   Current   License   Agreement.     Buyer   and   Seller acknowledge and agree that upon the Closing, without any further action on the part of any Person, the Amended and Restated License and Supply Agreement dated January 30, 2014 and any and all outstanding invoices related thereto will be terminated and cease to have any further force or effect.

SECTION 6.09 Employees and Employee Benefits.

(a)       On the Closing Date, Seller shall terminate all employees identified on Section 6.09(a)(i) of the Disclosure Schedule who are actively at work on the Closing Date (the “Transferred Employees”) and Buyer, or an Affiliate of Buyer, shall offer employment, on an “at will” basis, to such Transferred Employees. Seller shall fully comply with any obligations under the Worker Adjustment and Retraining Notification Act, as amended and any state law counterpart (collectively, the “WARN Act”) with respect to the employment losses pursuant to this Section 6.09 and shall bear any and all obligations and liability under resulting such employment losses.

(b)       Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any current or former employee,

Exhibit 2.1

officer, director, independent contractor or consultant of Seller, including, without limitation, hourly  pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay for any period relating to the service with Seller at any time on or prior to the Closing Date and Seller shall pay all such amounts to all entitled persons on or prior to the Closing Date.

(c)       Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of current or former employees, officers, directors, independent contractors or consultants of Seller or the spouses, dependents or beneficiaries thereof, which claims relate to events occurring on or prior to the Closing Date. Seller also shall remain solely responsible for all worker’s compensation claims of any current or former employees, officers, directors, independent contractors or consultants of Seller which relate to events occurring on or prior to the Closing Date. Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due. Seller shall remain solely responsible for maintaining a group health plan that will have the obligation to make group health plan continuation coverage available to any “M&A qualified beneficiaries” (within the meaning of Treasury Regulation Section 54-4980B-9, Q&A-

4) with respect to the transaction contemplated under this Agreement.

(d)       Notwithstanding anything herein to the contrary, this Section 6.09  shall not apply to any employees of Cytori UK or Cytori Japan.

SECTION 6.10 Third Party Consents.   To the extent that Seller’s rights under any Contract or Purchased Permit constituting a Purchased Asset, or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its commercially reasonable efforts to obtain any such required consent(s) as promptly  as practicable. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, then for a period of 12 months after the Closing, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by Law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.   Notwithstanding any provision in this Section 6.10to the contrary, (a) Buyer shall not be deemed to have waived its rights under Section 8.01 hereof unless and until Buyer provides written waivers thereof and (b) nothing in this Section 6.10 shall be deemed to relieve Seller of its liability for breach of Section 3.02.

SECTION 6.11 Intercompany Indebtedness. The Parties acknowledge and agree that as of the date hereof, Cytori  UK owes  Seller $1,000,000  of Indebtedness  (the “Intercompany Indebtedness”). Immediately after the Closing, Buyer shall cause Cytori UK to repay Seller the Intercompany Indebtedness by wire transfer in immediately available funds to the bank accounts specified in writing by Seller to Buyer no less than three (3) Business Days prior to the Closing. In the event, Cytori UK has any Indebtedness to any Person as of the Closing, other than the

Exhibit 2.1

Intercompany Indebtedness, Seller shall within (5) days written notice by Buyer pay the amount of such Indebtedness to Cytori UK in immediately available funds.

ARTICLE VII TAX MATTERS

SECTION 7.01 Conveyance Taxes. All Conveyance Taxes shall be borne and paid 50%

by Buyer and 50% by Seller. With respect to the preparation and filing of Tax Returns for such Conveyance Taxes, (i) the party legally responsible for filing any Tax Return relating to such Conveyance Taxes shall timely file such Tax Return; (ii) the party legally responsible for filing such Tax Return will use commercially reasonable efforts to provide such Tax Return to the other party at least five (5) Business Days prior to the due date for such Tax Return for such party's review and comments (which shall be considered in good faith), and (iii) at least two (2) Business Days prior to the due date for filing such Tax Return, the non-filing party shall, pay to the filing party (or any of its Affiliates, as applicable), 50% of the amount of any Conveyance Taxes required to be paid with respect to such Tax Return.   The Parties shall cooperate to minimize or avoid any Conveyance Taxes that might be imposed to the extent permitted by Law.

SECTION 7.02 Tax Allocation. Taxes for any Straddle Period shall be allocated to the Pre-Closing Tax Period and the Post-Closing Tax Period as follows: any allocation of (a) Taxes, other than those referred to in the succeeding clause (b), shall be made by means of an interim closing of the books and records of Seller and Cytori UK as of the end of the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the Pre- Closing Tax Period and the Post-Closing Tax Period in proportion to the relative number of days in each such period, and (b) property Taxes and ad valorem Taxes shall be allocated between such two periods in proportion to the relative number of days in each such period.

SECTION 7.03 Tax Cooperation.   Buyer and Seller agree to provide all reasonable assistance to, and to cooperate with, each other to the extent reasonably requested from and after the Closing Date in connection with any and all matters which may arise with respect to Tax documents or any Tax  issues related to  the Purchased  Assets, the Business or Cytori UK, including providing reasonable access to books and records reasonably necessary for preparation of Tax Returns.   Any expenses incurred in furnishing such information or assistance shall be borne by the Party requesting it.

SECTION 7.04 Tax Returns.

(a)       At the sole expense of Seller, Seller shall cause to be prepared and filed all federal and state income Tax Returns required to be filed by Cytori UK for taxable periods ending prior to or on the Closing Date which are to be filed after the Closing Date (the “Seller Returns”). Each such Seller Return shall be prepared in a manner consistent with Cytori UK’s past practice except as otherwise required by Law. Seller shall provide Buyer with a copy of any such Seller Return for its review and comment at least thirty (30) days prior to its filing due date and Seller shall make any changes reasonably requested by Buyer to such Seller Return. After such review, Seller will submit such Seller Returns to Buyer for filing on behalf of Cytori UK.

Exhibit 2.1

(b)       Buyer shall cause Cytori UK to cause to be prepared and filed all Tax Returns, other than the Seller Returns, for a Pre-Closing Tax Period (at Seller’s sole expense) or a Straddle Period (at Buyer’s sole expense) which are required to be filed by Cytori UK after the Closing Date (the “Buyer Returns”).   Each such Buyer Return shall be prepared in a manner consistent with Cytori UK’s past practice except as otherwise required by Law.   Buyer shall submit a copy of each such Buyer Return relating to income Taxes (“Buyer Income Tax Return”) to Seller at least thirty (30) days prior to the due date for the filing of such Buyer Income Tax Return (taking into account any valid extensions of time to file) and Buyer shall make any changes reasonably requested by Seller to such Buyer Income Tax Return.

(c)       At least five (5) Business Days prior to the due date for filing any Seller Return or Buyer Return, Seller shall promptly pay to Buyer all Indemnified Taxes (to the extent such Taxes were not reflected as a liability in the calculation of Indebtedness) shown to be due on any Tax Return to be filed by or with respect to Cytori UK for any Pre-Closing Tax Periods which are due after the Closing Date and for any Straddle Periods.

SECTION 7.05 Purchase Price Allocation.

(a)       Buyer will prepare and deliver to Seller, within sixty (60) days after the Closing Date, an allocation of the Purchase Price (as finally adjusted pursuant to this Agreement, and including any Assumed Liabilities treated as consideration for the Purchased Assets and the Equity Interests for Tax purposes) first among the Purchased Assets and the Equity Interests, then, the amount allocated to the Purchased Assets shall be further allocated among such Purchased Assets (the “Allocations”).   In each case, the aforementioned Allocations shall be prepared in accordance with Section 1060 of the Code. The Allocations shall be deemed final unless Seller notifies Buyer in writing (such written notice, an “Objection Notice”) that Seller objects to one or more items reflected in the Allocations within twenty (20) days after delivery of the Allocations to Seller (the “Review Period”). In the event of any such objection, Seller and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if Seller and buyer are unable to resolve any dispute with respect to the Allocations within thirty (30) days after  deliver  of  the  Allocations to Seller,  such dispute  shall be  resolved  as set forth on Sections 7.05(b) and 7.05(c). Seller and Buyer agree to file their respective IRS Forms 8594 and all federal, state, and local Tax Returns in accordance with the Allocation.

(b)       With respect to any disputed amounts, Seller and Buyer will negotiate in good faith during the 30-day period (the “Resolution Period”) after the Review Period to resolve any such disputes.   If Seller and  Buyer are unable to resolve all such disputes within the Resolution Period, then either Party may submit the disputes to a Neutral Accounting Firm that is mutually agreed upon by Buyer and Seller (the “Accountant”), who will be engaged by both parties to provide a final and conclusive resolution of all unresolved disputes in accordance with this Section 7.05.

(c)       The Accountant will act as an expert to determine only  those issues identified in the Objection Notice, and such determination will be based solely on a review of the factual materials presented by Seller and Buyer, either on their own initiative or at the specific request of the Accountant, and the applicable provisions of this Agreement. Seller and Buyer each shall be permitted to present a supporting brief to the Accountant (which supporting brief

Exhibit 2.1

shall also be concurrently provided to the other party) within ten (10) days of the appointment of the Accountant. Within ten (10 days of receipt of a supporting brief, the receiving party may present a responsive brief to the Accountant (which responsive brief shall also be concurrently provided to the other party). Each party may make an oral presentation to the Accountant (in which case, such presenting party shall notify the other party of such presentation, and the other party shall have the right to be present (but not speak) at such presentation) within forty-five (45) days of the appointment of the Accountant.  The parties will instruct the Accountant to not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer in the Allocation, on the one hand, or Seller in the Objection Notice, on the other hand, or less than the smallest value for such item assigned by Buyer in the Allocation, on the one hand, or Seller in the Objection Notice, on the other hand. The Accountant shall deliver to Buyer and Seller, as promptly as practicable and in any event within sixty (60) days after its appointment, a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. The determination of the Accountant will be final and binding on the parties absent manifest error, and the Allocation as adjusted by such determination will be final. The fees and expenses of the Accountant will be borne by each party in the proportion that the aggregate dollar amount of items submitted to the Accountant that are unsuccessfully disputed by such party bears to the aggregate dollar amount of all items submitted to the Accountant.

ARTICLE VIII CONDITIONS TO CLOSING

SECTION 8.01 Buyer Closing Conditions. The obligations of Buyer to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)       Other than the Fundamental Representations of Seller, the representations and warranties of Seller contained in this Agreement, the Ancillary  Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the  same  effect as though made  at and as of such date  (except those  representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of Seller shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b)       Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

Exhibit 2.1

(c)       Since  the date of this Agreement, there  shall not have  occurred any change, circumstance or effect that, individually or in the aggregate, has had a Material Adverse Effect.

(d)       Seller shall have delivered to Buyer all the items specified to be delivered in Section 2.05.

(e)       There shall not be in effect on the Closing Date any Law or Governmental Order restraining or enjoining the carrying out of this Agreement or the consummation of the transactions contemplated by this Agreement.

(f)       The consents, approvals, waivers, and notices set forth on Section 8.01(f) of the Disclosure Schedule shall have been obtained in form and substance reasonably acceptable to Buyer (the “Required Consents”).

(g)       Seller shall have delivered to Buyer true and complete copies of all payoff letters in form and substance reasonably satisfactory to Buyer, evidencing the release of all Encumbrances other than Permitted Liens upon payment of the Indebtedness of the Business and Cytori UK.

(h)       All approvals, consents, waivers, amendments, and Permits that are listed on Section 8.01(h) of the Disclosure Schedule shall have been received in form and substance reasonably acceptable to Buyer.

(i)       The Termination of the Affiliate Contracts shall have been consummated in form and substance reasonably acceptable to Buyer.

SECTION 8.02 Seller Closing Conditions. The obligations of Seller to consummate the transactions contemplated herein shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a)       Other than the Fundamental Representations of Buyer, the representations and warranties of Buyer contained in this Agreement, the Ancillary  Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the  same  effect as though made  at and as of such date  (except those  representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The Fundamental Representations of Buyer shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date).

(b)       Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date.

Exhibit 2.1

(c)       Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the Ancillary Documents to be performed or complied with by it prior to or on the Closing Date

(d)       Since  the date of this Agreement, there  shall not have  occurred any change, circumstance or effect that, individually or in the aggregate, has had a Material Adverse Effect.

ARTICLE IX INDEMNIFICATION

SECTION 9.01 Survival of Representations and Warranties.   The representations and

warranties of Seller and Buyer shall survive until the eighteen (18) month anniversary of the Closing Date; provided, however, that (a) the Fundamental Representations shall survive until sixty (60) days after the expiration of the applicable statutes of limitations (taking into account any extensions or waivers thereof) and (b) there shall be no limitations with respect to claims relating to fraud, intentional misrepresentation or willful misconduct; and provided further, that any claim made in good faith and with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 9.01 shall survive until such claim is finally and fully resolved. The covenants and other agreements of the Parties contained in this Agreement and the Ancillary Agreements shall survive the Closing Date until they are otherwise terminated by their terms.

SECTION 9.02 Indemnification by Seller.   Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns and their respective shareholders, directors, officers and employees (each, a “Buyer Indemnified Party”) shall be indemnified, reimbursed and held harmless  by Seller for and  against all  losses,  damages,  claims,  costs, Taxes and  expenses, interest, awards, judgments and penalties (including reasonable attorneys’ and consultants’ fees and expenses) suffered or incurred by them (hereinafter, a “Loss”), arising out of or resulting from:

(a)       any inaccuracy in or any breach of any representation or warranty made by

Seller contained in this Agreement, other than breaches of Fundamental Representations;

(b)       any inaccuracy in or any breach of any representation or warranty made by

Seller in any Fundamental Representation;

(c)       the breach of any covenant or agreement by Seller (or, as applicable, Cytori UK) contained in this Agreement or any Ancillary Agreement;

(d)       any Excluded Liability or Excluded Asset;

(e)       any Liability  imposed upon Buyer by  reason of Buyer’s status as transferee of the Business or the Purchased Assets or by  reason of non-compliance with applicable bulk transfer provisions of Law in connection with the transactions contemplated by this Agreement;

Exhibit 2.1

(f)       Indemnified Taxes; and

(g)       any Liability imposed upon Buyer by any shareholder of Seller in their capacity as such.

SECTION 9.03 Indemnification by Buyer.   Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each, a “Seller Indemnified Party”) shall be indemnified, reimbursed and held harmless by Buyer for and against any and all Losses, arising out of or resulting from:

(a)       any inaccuracy in or any breach of any representation or warranty made by

Buyer contained in this Agreement;

(b)       the breach of any  covenant or agreement by  Buyer contained in this

Agreement or any Ancillary Agreement;

(c)       any Liabilities first arising out of Buyer’s operation of the Business in the

Territory after the Closing, other than Excluded Liabilities; or

(d)       any Assumed Liability. SECTION 9.04 Limits on Indemnification.

(a)       No claim may be asserted nor shall any Action be commenced against any party hereto for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action, to the extent known by the Indemnified Party, on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 9.01, irrespective of whether the subject matter of such claim or Action shall have occurred before or after such date.

(b)       Other than for claims relating to fraud, intentional misrepresentation or willful misconduct or for breaches of the Fundamental Representations (which shall not be subject to any limitations herein), the indemnification provided for in this Agreement shall be subject to the following limitations:

(i)     Seller shall not have any obligation to indemnify any Buyer Indemnified Party under Section 9.02(a) unless and until the aggregate amount of all Losses of Buyer Indemnified Parties exceed $20,000, in which event Seller shall be liable for the full amount of such Losses from the first dollar;

(ii)       The aggregate amount required to be paid by Seller under

Section 9.02(a) shall not exceed $1,145,000; and

(iii)      neither party hereto shall have any Liability under any provision of this Agreement or any Ancillary Agreement for any (i) punitive damages or (ii) special, indirect, or consequential damages that are not reasonably foreseeable as of the date of this Agreement,

Exhibit 2.1

except to the extent that such damages are paid by an Indemnified Party to a Third Party in a

Third Party Claim.

(c)       For all purposes of this ARTICLE IX, Losses shall be reduced by the net proceeds such Indemnified Party actually recovers from any third party or insurance provider resulting from making a claim thereunder less the costs of recovering such amounts, costs of investigation, any applicable deductibles and premiums.

(d)       No Buyer Indemnified Party shall be entitled to indemnification under Section 9.02 for any Losses with respect to Tax attributes of Seller or any Losses attributable to Post-Closing Tax Periods (other than Losses arising in a Post-Closing Tax Period as a result of a breach of the representations in Section 3.20(o)).

SECTION 9.05 Notice of Loss; Third Party Claims. An Indemnified Party shall give the Indemnifying Party prompt notice (within 30 days of the incurrence of the related Loss) of any matter which an Indemnified Party has determined has given or could reasonably be expected to give rise to a right of indemnification under this Agreement, stating the amount of the Loss, if known, and method of computation thereof, and containing a reference to the specific provisions of  this Agreement in respect of which such right of  indemnification is claimed  or  arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any  other Liability  that it may have to any Indemnified Party other than under this ARTICLE IX.

(a)       If an Indemnified Party shall receive notice of any Action, audit, claim, demand or assessment (each, a “Third Party Claim”) against it which may give rise to a claim for Loss under this ARTICLE IX, within thirty (30) days of the receipt of such notice, the Indemnified Party shall give the Indemnifying Party notice of such Third Party Claim; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this ARTICLE IX except to the extent that such failure results in a detriment to the Indemnifying Party and shall not relieve the Indemnifying Party from any other Liability that it may have to any Indemnified Party other than under this ARTICLE IX.   The Indemnifying Party shall be entitled to assume and control the defense of such Third Party Claim at its expense and through counsel of its choice if it gives notice of its intention to do so to the Indemnified Party within fifteen (15) days of the receipt of such notice from the Indemnified Party; provided, that the Indemnifying Party shall not have the right to assume the defense of such Third Party Claim if (i) the Indemnifying Party fails to conduct the defense of the claim actively and diligently, (ii) any applicable limitation herein would serve to limit the obligation of the Indemnifying Party to indemnify the Indemnified Party for all of the Losses which would be reasonably anticipated to result from such claim were it successful, (iii) the claim for indemnification relates to or arises in connection with any criminal Action, indictment or allegation against the Indemnified Party, (iv) the Indemnified Party reasonably concludes in good faith that, in light of any actual or potential conflict of interest which would be reasonably likely to occur, it would be inappropriate for legal counsel selected by the Indemnifying Party to represent the Indemnified Party, (v) the Indemnified Party believes in good faith that an adverse determination with respect to the Action giving rise to such claim for indemnification would be

Exhibit 2.1

materially  detrimental to or materially  injure the Indemnified Party’s reputation or future business prospects, (vi) the Indemnifying Party is not reasonably anticipated to have the financial resources to indemnify the Indemnified Party if the claim is successful, or (vii) the claim for indemnification relates to or arises in connection with a Tax which is assessed or proposed to be assessed against Buyer or any of its Affiliates. If the Indemnifying Party elects to undertake the defense of a Third Party Claim, the Indemnified Party may participate in such defense at its own expense, other than reasonable costs of investigation, and the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of a Third Party Claim, then no compromise or settlement of such Third Party Claims may be effected by the Indemnifying Party without the Indemnified Party’s consent (not to be unreasonably withheld, conditioned or delayed) unless (A) there is no finding or admission of any violation of Law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party; and (C) the Indemnified Party has no Liability with respect to such compromise or  settlement.   If notice  is given to an Indemnifying Party of the assertion of any Third Party Claim and the Indemnifying Party does not, within fifteen (15) days after the Indemnified Party’s notice is given, give notice to the Indemnified Party of the Indemnifying Party’s election to assume the defense of such Third Party Claim, then the Indemnified Party may assume defense of such Third Party Claim.   If the Indemnified Party assumes the defense of such Third Party Claim, then the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claims or proceeding.

(b)       With respect to any Third Party Claim subject to indemnification under this ARTICLE IX: (i) both the Indemnified Party and the Indemnifying Party, as the case may be, shall keep the other Person fully informed of the status of such Third Party Claim and any related Actions at all stages thereof (it being understood that if both Parties are being represented by their own counsel with respect to any such Third Party Claim, then this clause (i) will be deemed to have been met, and (ii) the Parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third Party Claim.

SECTION 9.06 Tax Treatment of Indemnification Payments.     All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by Law.

SECTION 9.07 Effect of Investigation; Effect on Indemnity.

(a)       The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its representatives) or by reason of the fact that the Indemnified Party or any of its representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Exhibit 2.1

(b)       For purposes of calculating the amount of Losses incurred by a party seeking   indemnification   hereunder   arising   out   of   or   resulting   from   any breach   of   a representation, warranty covenant or agreement contained herein, references to Material Adverse Effect or materiality (or other similar terms) shall be disregarded.

SECTION 9.08 No Double Recovery.   No Party is entitled to recover any Losses pursuant to this ARTICLE IX to the extent such Party previously actually recovered the full cash amount of such Losses pursuant to another provision of this Agreement.

SECTION 9.09 Remedies.   Buyer and Seller acknowledge and agree that other than in the case of claims relating to fraud, intentional misrepresentation or willful misconduct (a) following the Closing, the indemnification provisions of Section 9.02 and Section 9.03 shall be the sole and exclusive remedies of Buyer and Seller for any breach by the other party of the representations and  warranties in this  Agreement and for any failure  by the other party to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions  of this Agreement are not performed  in accordance with  their terms or are otherwise breached, the parties shall be entitled to injunctive relief or specific performance of the terms thereof in addition to any other remedy at law or equity, and (b) anything herein to the contrary notwithstanding, no  breach  of any representation,  warranty,  covenant  or agreement contained herein shall give rise to any  right on the part of Buyer or Seller, after the consummation of the purchase and sale of the Purchased Assets and the Equity Interests contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.   Each party hereto shall take reasonable steps  as required by law to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

ARTICLE X TERMINATION

SECTION 10.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a)       by the mutual written consent of Seller and Buyer;

(b)       by Buyer by written notice to Seller if (i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.01 and such breach, inaccuracy or failure has not been cured within ten days of Seller’s receipt of written notice of such breach from Buyer; or (ii) any of the conditions set forth in Section 8.01 shall not have been fulfilled by the 30th day hereafter, unless due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c)       by Seller by written notice to Buyer if (i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure

Exhibit 2.1

to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Section 8.02 and such breach, inaccuracy or failure has not been cured within ten days of Buyer’s receipt of written notice of such breach from Seller; or (ii) any of the conditions set forth in Section 8.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the 30th day hereafter, unless due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d)       by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by  this Agreement illegal or otherwise prohibited, or (ii) any Governmental Authority shall have issued a Governmental Order restraining   or   enjoining   the   transactions   contemplated   by   this   Agreement,   and   such Governmental Order shall have become final and non-appealable.

SECTION 10.02 Effect of Termination.     In the event of the termination of this Agreement in accordance with this ARTICLE X, this Agreement shall forthwith become void (other than the provisions of Section 11.03, ARTICLE XI and this ARTICLE X) provided that nothing herein shall relieve any party from liability for any breach of any provision hereof.

ARTICLE XI GENERAL PROVISIONS

SECTION 11.01 Expenses.   Except as otherwise specified in this Agreement, all costs and expenses, including, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be borne by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

SECTION 11.02 Notices.   Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand, sent by internationally recognized overnight delivery service that maintains records of delivery, or sent by facsimile or e-mail addressed to the Parties, as applicable, at their respective addresses specified in this Section 11.02 or to such other address as the party to whom notice is to be given may have provided to the other Party at least five (5) Business Days prior to such address taking effect in accordance with this Section 11.02.   Such Notice shall be deemed to have been given as of the date delivered by hand or internationally recognized overnight delivery service or when transmitted if transmitted without indication of delivery failure prior to 5:00 p.m. local time for the recipient (and if transmitted without indication of delivery failure after 5:00 p.m. local time for the recipient, then delivery will be deemed duly given at 9:00 a.m. local time for the recipient on the subsequent Business Day):

(a)       if to Seller:

Cytori Therapeutics, Inc.

Exhibit 2.1

3020 Callan Road

San Diego, CA 92121

Telephone:     (858) 458-0999

Attention:       Marc Hedrick

Email:             mhedrick@cytori.com

and, in each case, a copy (which shall not constitute effective notice) to: Latham & Watkins LLP

650 Town Center Drive, 20th floor

Costa Mesa, CA 92626

Telephone:     (714) 755-8069

Attention:       David Lee; Cheston Larson

Email:             david.lee@lw.com; cheston.larson@lw.com

(b)       if to Buyer:

Lorem Vascular Pte. Ltd. Level 12

2 Queen Street

Melbourne VIC Australia 3000

Telephone:     +61 4 0888 6633

Attention:       K.T. Lim, Chairman

Email:             ktlim@loremvascular.com

and, in each case, a copy (which shall not constitute effective notice) to: Sheppard Mullin Richter & Hampton LLP

12275 El Camino Real, Suite 200

San Diego, CA 92130-4092

Telephone: (858) 720-7470; (650) 815-2674

Attention: Michael S. Umansky; Tobin M. Dommer

Email: mumansky@sheppardmullin.com; tdommer@sheppardmullin.com

SECTION 11.03 Public Announcements. Neither Party to this Agreement shall make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of the other party unless otherwise required by Law or applicable  stock  exchange regulation, and  the parties to this Agreement  shall reasonably cooperate as to the timing and contents of any such press release, public announcement or communication; provided, that Seller or its Affiliates may make an announcement to any stock exchange on which such entity’s shares are registered or otherwise to its shareholders regarding

Exhibit 2.1

the entry into the transaction pursuant to this Agreement; provided, further, that Buyer may make an announcement without the consent of Seller so long as such announcement does not disclose the financial terms hereof or any confidential information of Seller.

SECTION 11.04 Severability.   If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated by this Agreement are consummated as originally contemplated to the greatest extent possible.

SECTION 11.05 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and undertakings, both written and oral, between Seller and Buyer with respect to the subject matter hereof and thereof.

SECTION 11.06 Assignment.     Neither this Agreement nor any right, interest or obligation hereunder may be assigned by either party without the express written consent of other party hereto (which consent may be granted or withheld in the sole discretion of Seller or Buyer), except for assignments and transfers by operation of law; provided, that Buyer may assign or transfer any or all of their rights and obligations hereunder, without consent, to (a) any one or more of its Affiliates (whether by way of assignment, merger or otherwise), (b) any financial institution providing purchase money or other financing to Buyer from time to time as collateral security for such financing, or (c) to any post-Closing purchaser of the Business or a substantial part  of the Purchased Assets or the  Equity Interests.   No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations.   Upon any such permitted assignment, the references in this Agreement to the assigning party shall also apply to any such assignee unless the context otherwise requires.

SECTION 11.07 Amendment; Remedies Cumulative.   This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, Seller and Buyer or (b) by a waiver in accordance with Section 11.08.   The rights and remedies of the parties hereunder are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Ancillary Agreements.

Exhibit 2.1

SECTION 11.08 Waiver. Either Party to this Agreement may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to such party’s obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of either Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

SECTION 11.09 No Third-Party Beneficiaries.   This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied (other than the provisions of ARTICLE IX relating to Indemnified Parties), is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

SECTION 11.10 Currency. Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in United States dollars.

SECTION 11.11 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the Delaware; provided, however, if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively  in any Delaware court sitting in Delaware. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue  of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

SECTION 11.12 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH     OF     THE     PARTIES     HERETO     HEREBY     (A) CERTIFIES     THAT     NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES  THAT IT  HAS  BEEN INDUCED TO ENTER INTO THIS

Exhibit 2.1

AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.12.

SECTION 11.13 Attorneys’ Fees. If any Action is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that Action, in addition to any other relief to which it may be entitled.

SECTION 11.14 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

SECTION 11.15 Counterparts.    This Agreement  may be executed  in  any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.   This Agreement and each Ancillary Agreement, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or scanned pages via electronic mail in “portable document format” form or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be treated in all manner and respects as an original Contract and shall be considered to have the same binding legal effects as physical delivery of the paper document bearing the original signature. At the request of any party to this Agreement or any Ancillary Agreement, each other party shall re-execute original forms hereof or thereof, as the case may be, and deliver them to each other such party. No party to this Agreement or any Ancillary Agreement shall raise the use of a facsimile machine or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated through the use of facsimile machine or email as a defense to the formation of a Contract, and each party to this Agreement or any such Ancillary Agreement forever waives any such defense.

SECTION 11.16 Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement (including failing  to take such actions as are  required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions.   The parties hereto acknowledge and agree that the parties hereto shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including with respect to the making of required regulatory filings in connection with the transactions contemplated hereby, this being in addition to any other remedy to which they are entitled at Law or in equity.

[Remainder of page intentionally left blank]

Exhibit 2.1

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

CYTORI THERAPEUTICS, INC.

By:	Name:

Title:

Signature Page

Exhibit 2.1

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LOREM VASCULAR PTE. LTD.

By:	Name:

Title:

Signature Page

Exhibit 2.1

ACKNOWLEDGED AND AGREED WITH RESPECT TO SECTION 6.06 ONLY

CYTORI THERAPEUTICS, K.K.

By:	Name:

Title:

Signature Page